PLY GEM INDUSTRIES, INC.

as Issuer,

the GUARANTORS named herein,

as Guarantors,

and

U.S. Bank National Association,

as Trustee and Noteholder Collateral Agent

________________________

INDENTURE

________________________

Dated as of June 9, 2008
________________________

11.75% Senior Secured Notes due 2013
Reference is made to the Lien Subordination and Intercreditor Agreement dated as of June 9, 2008, among General Electric Capital Corporation, as collateral agent for the Revolving Facility Secured Parties referred to therein; U.S. Bank National Association, as Trustee and as Noteholder Collateral Agent; Ply Gem Industries, Inc.; Ply Gem Holdings Inc.; and the subsidiaries of Ply Gem Industries, Inc. named therein (the “Intercreditor Agreement”).  Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and Noteholder Collateral Agent to enter into the Intercreditor Agreement as Trustee and Noteholder Collateral Agent and on behalf of such Holder.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

CROSS-REFERENCE TABLE

Trust Indenture Act	Indenture
Section	Section

310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.08; 7.10
(b)	7.08; 7.10; 12.02
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	7.06; 10.02
(b)(2)	7.06; 10.02
(c)	7.06; 12.02
(d)	7.06
314(a)	4.06; 4.18; 12.02
(b)	N.A.
(c)(1)	7.02; 12.04; 12.05
(c)(2)	7.02; 12.04; 12.05
(c)(3)	N.A.
(d)	10.02; 10.03; 10.05
(e)	12.05
(f)	N.A.
315(a)	7.01(b); 7.02(a)
(b)	7.05; 12.02
(c)	7.01
(d)	6.05; 7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	9.02
(b)	6.07
(c)	9.05
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	12.01
(c)	12.01

N.A. means Not Applicable

Note:This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

TABLE OF CONTENTS

Page

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.
SECTION 1.02.	Other Definitions.
SECTION 1.03.	Incorporation by Reference of Trust Indenture Act.
SECTION 1.04.	Rules of Construction.

ARTICLE TWO

THE NOTES

SECTION 2.01.	Form and Dating.
SECTION 2.02.	Execution, Authentication and Denomination; Additional Notes; Exchange Notes
SECTION 2.03.	Registrar and Paying Agent.
SECTION 2.04.	Paying Agent To Hold Assets in Trust.
SECTION 2.05.	Holder Lists.
SECTION 2.06.	Transfer and Exchange.
SECTION 2.07.	Replacement Notes.
SECTION 2.08.	Outstanding Notes.
SECTION 2.09.	Treasury Notes.
SECTION 2.10.	Temporary Notes.
SECTION 2.11.	Cancellation.
SECTION 2.12.	Defaulted Interest.
SECTION 2.13.	CUSIP and ISIN Numbers.
SECTION 2.14.	Deposit of Moneys.
SECTION 2.15.	Book-Entry Provisions for Global Notes.
SECTION 2.16.	Special Transfer and Exchange Provisions.

ARTICLE THREE

REDEMPTION

SECTION 3.01.	Notices to Trustee.
SECTION 3.02.	Selection of Notes To Be Redeemed.
SECTION 3.03.	Notice of Redemption.
SECTION 3.04.	Effect of Notice of Redemption.
SECTION 3.05.	Deposit of Redemption Price.
SECTION 3.06.	Notes Redeemed in Part.

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ARTICLE FOUR

COVENANTS

SECTION 4.01.	Payment of Notes.
SECTION 4.02.	Maintenance of Office or Agency.
SECTION 4.03.	Corporate Existence.
SECTION 4.04.	Payment of Taxes.
SECTION 4.05.	Maintenance of Properties.
SECTION 4.06.	Compliance Certificate; Notice of Default.
SECTION 4.07.	Intentionally Omitted.
SECTION 4.08.	Waiver of Stay, Extension or Usury Laws.
SECTION 4.09.	Change of Control.
SECTION 4.10.	Limitations on Additional Indebtedness.
SECTION 4.11.	Limitations on Restricted Payments.
SECTION 4.12.	Limitations on Liens.
SECTION 4.13.	Limitations on Asset Sales.
SECTION 4.14.	Limitations on Transactions with Affiliates.
SECTION 4.15.	Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.
SECTION 4.16.	Additional Note Guarantees.
SECTION 4.17.	Further Assurances.
SECTION 4.18.	Reports to Holders.
SECTION 4.19.	Limitations on Designation of Unrestricted Subsidiaries.
SECTION 4.20.	Limitation on the Issuance or Sale of Equity Interests of Restricted Subsidiaries.
SECTION 4.21.	Information Regarding Collateral.
SECTION 4.22.	Impairment of Security Interest.
SECTION 4.23.	Insurance.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01.	Mergers, Consolidations, Etc.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01.	Events of Default.
SECTION 6.02.	Acceleration.
SECTION 6.03.	Other Remedies.
SECTION 6.04.	Waiver of Past Defaults.

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SECTION 6.05.	Control by Majority.
SECTION 6.06.	Limitation on Suits.
SECTION 6.07.	Rights of Holders To Receive Payment.
SECTION 6.08.	Collection Suit by Trustee.
SECTION 6.09.	Trustee May File Proofs of Claim.
SECTION 6.10.	Priorities.
SECTION 6.11.	Undertaking for Costs.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01.	Duties of Trustee.
SECTION 7.02.	Rights of Trustee.
SECTION 7.03.	Individual Rights of Trustee.
SECTION 7.04.	Trustee’s Disclaimer.
SECTION 7.05.	Notice of Default.
SECTION 7.06.	Reports by Trustee to Holders.
SECTION 7.07.	Compensation and Indemnity.
SECTION 7.08.	Replacement of Trustee.
SECTION 7.09.	Successor Trustee by Merger, Etc.
SECTION 7.10.	Eligibility; Disqualification.
SECTION 7.11.	Preferential Collection of Claims Against the Issuer.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.	Termination of the Issuer’s Obligations.
SECTION 8.02.	Legal Defeasance and Covenant Defeasance.
SECTION 8.03.	Conditions to Legal Defeasance or Covenant Defeasance.
SECTION 8.04.	Application of Trust Money.
SECTION 8.05.	Repayment to the Issuer.
SECTION 8.06.	Reinstatement.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.	Without Consent of Holders.
SECTION 9.02.	With Consent of Holders.
SECTION 9.03.	[Reserved].
SECTION 9.04.	Compliance with the Trust Indenture Act.
SECTION 9.05.	Revocation and Effect of Consents.
SECTION 9.06.	Notation on or Exchange of Notes.
SECTION 9.07.	Trustee To Sign Amendments, Etc.

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ARTICLE TEN

SECURITY DOCUMENTS

SECTION 10.01.	Collateral and Security Documents.
SECTION 10.02.	Recordings and Opinions.
SECTION 10.03.	Release of Collateral.
SECTION 10.04.	[Reserved].
SECTION 10.05.	Certificates of the Trustee.
SECTION 10.06.	Suits To Protect the Collateral.
SECTION 10.07.	Authorization of Receipt of Funds by the Trustee Under the Security Documents.
SECTION 10.08.	Purchaser Protected.
SECTION 10.09.	Powers Exercisable by Receiver or Trustee.
SECTION 10.10.	Release Upon Termination of the Issuer’s Obligations.
SECTION 10.11.	Collateral Agent.
SECTION 10.12.	Designations.
SECTION 10.13.	Compensation and Indemnity.
SECTION 10.14.	Intercreditor Agreement, Security Agreement and Other Security Documents.

ARTICLE ELEVEN

NOTE GUARANTEE

SECTION 11.01.	Unconditional Guarantee.
SECTION 11.02.	Subordination.
SECTION 11.03.	Limitation on Guarantor Liability.
SECTION 11.04.	Execution and Delivery of Note Guarantee.
SECTION 11.05.	Release of a Subsidiary Guarantor.
SECTION 11.06.	Waiver of Subrogation.
SECTION 11.07.	Immediate Payment.
SECTION 11.08.	No Set-Off.
SECTION 11.09.	Guarantee Obligations Absolute.
SECTION 11.10.	Note Guarantee Obligations Continuing.
SECTION 11.11.	Note Guarantee Obligations Not Reduced.
SECTION 11.12.	Note Guarantee Obligations Reinstated.
SECTION 11.13.	Note Guarantee Obligations Not Affected.
SECTION 11.14.	Waiver.
SECTION 11.15.	No Obligation to Take Action Against the Issuers.
SECTION 11.16.	Dealing with the Issuer and Others.
SECTION 11.17.	Default and Enforcement.
SECTION 11.18.	Acknowledgment.
SECTION 11.19.	Costs and Expenses.
SECTION 11.20.	No Merger or Waiver; Cumulative Remedies.
SECTION 11.21.	Survival of Note Guarantee Obligations.
SECTION 11.22.	Note Guarantee in Addition to Other Guarantee Obligations.
SECTION 11.23.	Severability.
SECTION 11.24.	Successors and Assigns.

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SECTION 11.21.	Survival of Note Guarantee Obligations.
SECTION 11.22.	Note Guarantee in Addition to Other Guarantee Obligations.
SECTION 11.23.	Severability.
SECTION 11.24.	Successors and Assigns.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01.	Trust Indenture Act Controls.
SECTION 12.02.	Notices.
SECTION 12.03.	Communications by Holders with Other Holders.
SECTION 12.04.	Certificate and Opinion as to Conditions Precedent.
SECTION 12.05.	Statements Required in Certificate or Opinion.
SECTION 12.06.	Rules by Paying Agent or Registrar.
SECTION 12.07.	Legal Holidays.
SECTION 12.08.	Governing Law.
SECTION 12.09.	No Adverse Interpretation of Other Agreements.
SECTION 12.10.	No Recourse Against Others.
SECTION 12.11.	Successors.
SECTION 12.12.	Duplicate Originals.
SECTION 12.13.	Severability.
SECTION 12.14.	Senior Indebtedness.
SECTION 12.15.	Intercreditor Agreement Governs.

Signatures	S-1

Exhibit A	-Form of Note
Exhibit B	-Form of Legends
Exhibit C	-Form of Certificate To Be Delivered in Connection with Transfers to Non-QIB Accredited Investors
Exhibit D	-Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit E	-Form of Certificate To Be Delivered in Connection with Transfers of Temporary Regulation S Global Note
Exhibit F	-Form of Notation of Subsidiary Guarantee

Schedule I	-Permitted Liens

Note:	This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

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INDENTURE dated as of June 9, 2008 among Ply Gem Industries, Inc., a Delaware corporation (the “Issuer”), and each of the Guarantors named herein, as Guarantors, and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”).

The Issuer has duly authorized the creation of an issue of 11.75% Senior Secured Notes due 2013 and, to provide therefor, the Issuer and the Guarantors have duly authorized the execution and delivery of this Indenture.  All things necessary to make the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and to make this Indenture a valid and binding agreement of the Issuer and the Guarantors has been done.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.

Set forth below are certain defined terms used in this Indenture.

“9% Notes” means the Issuer’s 9% Senior Subordinated Notes due 2012 and the related note guarantees issued in accordance with the 9% Notes Indenture.

“9% Notes Indenture” means the Indenture dated as of February 12, 2004 (as amended, supplemented or modified from time to time), among the Issuer, the guarantor parties thereto and U.S. Bank National Association, as trustee.

“144A Global Note” has the meaning given to such term in Section 2.01.

“ABL Collateral” means “Revolving Facility First Lien Collateral” as defined in the Intercreditor Agreement.

“ABL Facility Obligations” means the “Revolving Facility Obligations” as defined in the Intercreditor Agreement.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed by the Issuer or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another

Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Advisory Agreement” means the General Advisory Agreement dated as of February 12, 2004, between the Issuer and CxCIC LLC.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person.  For purposes of Section 4.14 only, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns 10% or more of any class of the Voting Stock of the referent Person or (2) of which 10% or more of the Voting Stock is beneficially owned by the referenced Person.  For purposes of this definition and the definition of “Permitted Holder”, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar or Paying Agent.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of: (i) 1.0% of the principal amount of such Note; and (ii) the excess of:  (a) the present value at such Redemption Date of (1) the Redemption Price of such Note on the First Call Date (such Redemption Price being that described in Section 5 of the Notes) plus (2) all required remaining scheduled interest payments due on such Note through the First Call Date, other than accrued interest to such Redemption Date, computed using a discount rate equal to the Treasury Rate plus 75 basis points per annum discounted on a semi-annual bond equivalent basis, over (b) the principal amount of such Note on such Redemption Date.

Calculation of the Applicable Premium will be made by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

“asset” means any asset or property.

“Asset Acquisition” means

(1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or

(2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Subsidiary Guarantor (including by means of a sale and leaseback transaction or a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries other than in the ordinary course of business.  For purposes of this definition, the term “Asset Sale” shall not include:

(1) transfers of cash or Cash Equivalents;

(2) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 5.01;

(3) Permitted Investments and Restricted Payments permitted under Section 4.11;

(4) the creation or realization of any Lien permitted under this Indenture;

(5) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(6) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of the Issuer and the Restricted Subsidiaries;

(7) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $3.5 million; and

(8) dispositions between or among Foreign Subsidiaries.

“Asset Sale Proceeds Account” means one or more deposit accounts or securities accounts holding the proceeds of any sale or disposition of any Notes Collateral.

“Bank Collateral Agent” means General Electric Capital Corporation and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrowing Base” means, as of any date, the sum of (x) 90% of the book value of the inventory of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, (y) 90% of the book value of the accounts receivable of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date and (z) 100% of the unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date, in each case calculated on a consolidated basis in accordance with GAAP.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), maturing within 360 days of the date of acquisition thereof;

(2) demand and time deposits and certificates of deposit or acceptances, maturing within 360 days of the date of acquisition thereof, of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch;

(3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation that is not the Issuer or an Affiliate of the Issuer, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders’ Agreement be deemed a “group” solely by virtue of being parties to the Stockholders’ Agreement), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause that person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer; provided, however, that such event shall not be deemed to be a Change of Control so long as one or more of the Permitted Holders have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;

(3) (a) all or substantially all of the assets of the Issuer and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Issuer consolidates or merges with or into another Person or any Person consolidates or merges with or into the Issuer, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Issuer immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person; provided that it shall not constitute a Change of Control under this clause (3)(b) if, after giving effect to such transaction, one or more of the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing (i) 35% or more of the total voting power of the Voting Stock of the Issuer or the surviving or transferee Person in such transaction immediately after such transaction and (ii) a greater percentage of the total voting power of the Voting Stock of the Issuer than any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(4) the Issuer shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Issuer.

For purposes of this definition, (i) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) any holding company whose only significant asset is Equity Interests of Parent or the Issuer shall not itself be considered a “person” or “group” for purposes of clause (1) or (3) above.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Collateral Agreement” means the Collateral Agreement dated the Issue Date (as amended, supplemented or otherwise modified from time to time) among the Issuer, Parent, the Subsidiary Guarantors party thereto and the Noteholder Collateral Agent.

“Consolidated Amortization Expense” for any period means the amortization expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, the sum of the amounts for such period of

(1) Consolidated Net Income, plus

(2) in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income and with respect to the portion of Consolidated Net Income attributable to any Restricted Subsidiary (other than any Foreign Subsidiary) only if a corresponding amount would be permitted at the date of determination to be distributed to the Issuer by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders,

(a) Consolidated Income Tax Expense,

(b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense),

(c) Consolidated Depreciation Expense,

(d) Consolidated Interest Expense,

(e) Restructuring Expenses,

(f) payments pursuant to the Advisory Agreement, and

(g) all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

in each case determined on a consolidated basis in accordance with GAAP, minus

(3) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of determination (the “Transaction Date”) to Consolidated Interest Expense for the Four-Quarter Period.  For purposes of this definition, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Issuer or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any Pro Forma Cost Savings) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

In calculating Consolidated Interest Expense for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3) notwithstanding clause (1) or (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense (less interest income) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication,

(1) imputed interest on Capitalized Lease Obligations,

(2) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3) the net costs associated with Hedging Obligations,

(4) the interest portion of any deferred payment obligations,

(5) all other non-cash interest expense,

(6) capitalized interest,

(7) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Issuer or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Issuer or a Wholly-Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests), multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and the Restricted Subsidiaries, expressed as a decimal,

(8) all interest payable with respect to discontinued operations, and

(9) all interest on any Indebtedness described in clause (7) or (8) of the definition of “Indebtedness”; provided that such interest shall be included in Consolidated Interest Expense only to the extent that the amount of the related Indebtedness is reflected on the balance sheet of the Issuer or any Restricted Subsidiary, less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the Transactions and (B) the amortization during such period of other capitalized financing costs; provided, however, that, in the case of clause (B), the aggregate amount of amortization relating to such capitalized financing costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise thereto.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” for any period means the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (or loss) (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Issuer and the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Issuer or any of its Wholly-Owned Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Issuer pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Issuer or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary (other than any Foreign Subsidiary) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement (other than any municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that the Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Issuer by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(5) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Issuer or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Issuer or any Restricted Subsidiary or (b) any Asset Sale by the Issuer or any Restricted Subsidiary;

(6) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(7) unrealized gains and losses with respect to Hedging Obligations;

(8) the cumulative effect of any change in accounting principles;

(9) any amortization or write-offs of debt issuance or deferred financing costs, premiums and prepayment penalties, and other costs and expenses, in each case, paid or charged during such period to the extent attributable to the Transactions and the Exchange Offer pursuant to the Registration Rights Agreement;

(10) gains and losses realized upon the refinancing of any Indebtedness of the Issuer or any Restricted Subsidiary;

(11) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such extraordinary or nonrecurring gain (or the tax effect of any such extraordinary or nonrecurring loss), realized by the Issuer or any Restricted Subsidiary during such period;

(12) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Equity Interests or other equity-based awards or any amendment or substitution of any such Equity Interests or other equity-based awards;

(13) any non-cash goodwill or non-cash asset impairment charges subsequent to the Issue Date;

(14) any expenses or reserves for liabilities to the extent that the Issuer or any Restricted Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which the Issuer or such Restricted Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that the Issuer or such Restricted Subsidiary will not be indemnified; and

(15) so long as the Issuer and the Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Parent, Holdings or any other holding company, the excess of (a) the Consolidated Income Tax Expense for such period over (b) all tax payments payable for such period by the Issuer and the Restricted Subsidiaries to Parent, Holdings or such other holding company under a tax sharing agreement or arrangement.

In addition:

(a) Consolidated Net Income shall be reduced by the amount of any payments to or on behalf of Parent made pursuant to Section 4.14(b)(4); and

(b) any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to Section 4.11(a)(3)(d) or decreased the amount of Investments outstanding pursuant to clause (17), (18) or (19) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

For purposes of this definition of “Consolidated Net Income,” “nonrecurring” means, with respect to any cash gain or loss, any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

Notwithstanding the foregoing, “Consolidated Net income,” as used in Section 4.11(a)(3)(a) in respect of any period prior to March 29, 2008, shall be calculated in the manner prescribed under the 9% Notes Indenture (as in effect on the Issue Date).

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Issuer (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under this Indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Issuer and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes the Notes, any Other Pari Passu Lien Obligations or any Lenders Debt to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available in each case with such pro forma and other adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the adjustment provisions set forth in the definition of Consolidated Interest Coverage Ratio.

“Corporate Trust Office” means the corporate trust office of the Trustee located at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota, 55107-2292, Attention: Corporate Trust Department, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.

“Credit Agreement” means the Credit Agreement dated the Issue Date by and among the Issuer, as Borrower, Parent, CWD Windows and Doors, Inc., a Canadian corporation, as Canadian borrower, Credit Suisse, as administrative agent, and General Electric Capital Corporation, as collateral agent, the lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as amended or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans, letters of credit, receivables financing, commercial paper or any other form of senior debt securities and, in each case, as such agreements may be amended, amended and restated, supplemented, modified, extended, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Notes; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the Issuer to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 91st day after the final maturity date of the Notes shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests are no more favorable to such holders than the provisions set forth in Section 4.09 and Section 4.13 respectively, and such Equity Interests provide that the Issuer will not redeem any such Equity Interests pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions set forth in Section 4.09 and 4.13 respectively.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer” means an offer that may be made by the Company pursuant to the Registration Rights Agreement to exchange Notes bearing the Private Placement Legend for the Exchange Notes.

“Exchange Offer Registration Statement” has the meaning given to such term in the Registration Rights Agreement.

“Excluded Assets” means (a) Excluded Equity, (b) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent shall not have required a lien or security interest (other than such forbearance by the Bank Collateral Agent after (x) the discharge in full in cash of the obligations (other than contingent obligations) with respect to the Lenders Debt, (y) the cancellation or other satisfactory arrangement with respect to all letters of credit which are Lenders Debt and (z) termination or expiration of all commitments to lend and all obligations to issue or extent letters of credit which would constitute Lenders Debt) and (c) Special Property other than the following:

(a)           the right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406, 9-407, 9-408, 9-409 of the UCC to the extent that such sections of the UCC are effective to limit the prohibitions which make such property “Special Property”; and

(b)           any Proceeds, substitutions or replacements of any Special Property (unless such Proceeds, substitutions or replacements would constitute Special Property).

“Excluded Equity” means Equity Interests solely to the extent:

(a)           in excess of 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary; or

(b)           the inclusion of such Equity Interests in the Collateral would require separate financial statements for a Subsidiary of the Parent or the Issuer to be filed with the SEC (or any successor federal agency) pursuant to Rule 3-16 of Regulation S-X (or any successor law or regulation), as in effect from time to time.

“Existing Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated April 5, 2007, among the Issuer, CWD Windows and Doors, Inc., Parent, the other guarantors party thereto and the lenders party thereto.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.  Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.  Fair Market Value (other than of any asset with a public trading market) in excess of $20.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Board of Directors of the Issuer and delivered to the Trustee.

“First Call Date” means April 1, 2011.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.

“Four-Quarter Period” has the meaning given to such term in the definition of “Consolidated Interest Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Grantors” means the Issuer and the Guarantors.

“guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person:  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means (1) Parent, (2) each Restricted Subsidiary of the Issuer on the Issue Date (other than any Foreign Subsidiaries) and (3) each other Person that is required to, or at the election of the Issuer does, become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Holder” means any registered holder, from time to time, of the Notes.

“Holdings” means Ply Gem Investment Holdings, Inc., a Delaware corporation, and its successors and assigns.

“incur” means, with respect to any Indebtedness or Obligation, incur, create, issue, assume, guarantee or otherwise become directly or, indirectly liable, contingently or otherwise, with respect to such Indebtedness or Obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary shall be deemed to have been incurred by such Restricted Subsidiary and (2) the accrual of interest, the accretion of original issue discount or the accretion or accumulation of dividends on any Equity Interests shall not be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(5) the amount of all Disqualified Equity Interests of such Person calculated in accordance with GAAP (whether classified as debt, equity or mezzanine);

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Issuer or its Subsidiaries that is guaranteed by the Issuer or the Issuer’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Issuer and its Subsidiaries on a consolidated basis;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person, except trade payables incurred by such Person in the ordinary course of business; and

(11) Indebtedness of any partnership in which such Person is a general partner (other than to the extent that the instrument or agreement evidencing such Indebtedness expressly provides that such Indebtedness is recourse only to the partnership and not to the general partner).

The amount of any Indebtedness which is incurred at a discount to the principal amount at maturity thereof as of any date shall be deemed to have been incurred at the accreted value thereof as of such date.  The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (b) the amount of the Indebtedness secured.

Notwithstanding the foregoing, Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Issuer’s Board of Directors, disinterested and independent with respect to the Issuer and its Affiliates.

“Initial Global Notes” has the meaning given to such term in Section 2.01.

“Initial Notes” has the meaning given to such term in Section 2.01.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, UBS Securities LLC, J.P. Morgan Securities Inc. and Goldman, Sachs & Co.

“Institutional Accredited Investor” or “IAI” means an “accredited investor” with the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Issue Date among the Bank Collateral Agent, the Trustee, the Noteholder Collateral Agent, the Issuer and each Guarantor, as it may be amended from time to time in accordance with the Indenture.

“interest” means, with respect to the Notes, interest and Additional Interest, if any, on the Notes.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investments” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (2) of the definition thereof);

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made.  The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 4.19.  If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained.  Notwithstanding the foregoing, purchases or redemptions of Equity Interests of the Issuer, Parent or Holdings shall be deemed not to be Investments.

“Issue Date” means the date on which the Notes are originally issued.

“Lenders Debt” means any (i) Indebtedness outstanding from time to time under the Credit Agreement, (ii) any Indebtedness which has a priority security interest relative to the Notes in the ABL Collateral, (iii) all obligations with respect to such Indebtedness, (iv) any Hedging Obligations or cash management obligations, in each case to the extent such obligations are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the Holders in any material respect than the Intercreditor Agreement and treated as “Revolving Facility Liens” (as defined in the Intercreditor Agreement) under the applicable intercreditor agreement and (v) all cash management obligations incurred with any Bank Lender (or their Affiliates).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement.

“Material Real Property” means any real property (or any interest in real property) (x) having a value in excess of $2.0 million or (y) that prior to the Issue Date is mortgaged to secure the obligations with respect to the Existing Credit Agreement.

“Maturity Date” means June 15, 2013.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgages” means mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.17.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of

(1) brokerage commissions and other fees and expenses (including fees, discounts and expenses of legal counsel, accountants, investment banks, consultants and placement agents) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon;

(4) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale; and

(5) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-U.S. Person” has the meaning assigned to such term in Regulation S.

“Note Documents” means the Notes, the Notes Guarantees, the Indenture, the Security Documents and the Intercreditor Agreement.

“Note Guarantee” means the guarantee by each Guarantor of the Issuer’s payment obligations under this Indenture and the Notes, executed pursuant to this Indenture.

“Noteholder Collateral Agent” means U.S. Bank National Association, as Noteholder Collateral Agent, and any successor thereto in such capacity.

“Noteholder Secured Parties” means the Trustee, Noteholder Collateral Agent, each Holder and each other holder of, or obligee in respect of, any obligations in respect of the Notes outstanding at such time and the beneficiaries of each indemnification obligation undertaken by a Note Party or Parent under any Note Document.

“Note Parties” means the Issuer and the Subsidiary Guarantors.

“Notes” means, collectively, the Issuer’s 11.75% Senior Secured Notes due 2013 issued in accordance with Section 2.02 (whether issued on the Issue Date, issued as Additional Notes, issued as Exchange Notes or Private Exchange Notes, or otherwise issued after the Issue Date) treated as a single class of securities under this Indenture, as amended or supplemented from time to time in accordance with the terms of this Indenture.

“Notes Collateral” means the portion of the Collateral as to which the Notes have a priority security interest relative to Lenders Debt.

“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes by the Issuer pursuant to the Offering Circular in connection with the funding of the Transactions.

“Offering Circular” means the offering circular of the Issuers relating to the Notes dated June 2, 2008.

“Officer” means any of the following of the Issuer:  the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of, or counsel to, the Issuer, a Guarantor or the Trustee.

“Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness having substantially identical terms as the Notes (other than issue price, interest rate, yield and redemption terms) and issued under an indenture substantially identical to the Indenture and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes or Additional Notes and all obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) have a stated maturity date that is equal to or longer than the Notes, (b) contain terms and covenants that are, in the reasonable opinion of the Issuer, less restrictive than the terms and covenants under the Notes, (c) contain terms and covenants that are more restrictive than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and the Indenture are amended to contain any such more restrictive terms and covenants and (d) be secured by an interest in the Collateral that ranks pari passu or junior to the security interest and Liens of the Noteholder Collateral Agent in the Collateral for the benefit of the Noteholder Secured Parties.

“Parent” means Ply Gem Holdings, Inc., a Delaware corporation, and its successors and assigns.

“ParentCo” means any direct or indirect parent company of the Issuer.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Notes or the Note Guarantees, as applicable.

“Perfection Certificate” shall mean any Perfection Certificate substantially in the form delivered on the Issue Date.

“Permanent Regulation S Global Note” has the meaning given to such term in Section 2.01.

“Permitted Business” means the businesses engaged in by the Issuer and its Subsidiaries on the Issue Date as described in the Offering Circular and businesses that are reasonably related thereto, reasonable extensions thereof or necessary or desirable to facilitate any such business, and any unrelated business to the extent that it is not material in size as compared with the Issuer’s business as a whole.

“Permitted Holders” means (1) Sponsor, Caxton Associates, LLC, Caxton-Iseman (Ply Gem) L.P., Caxton-Iseman (Ply Gem) II L.P., Frederick J. Iseman, Lee D. Meyer, John Wayne, Shawn Poe, Mark Watson, Bryan Sveinson, David S. McCready, Robert A. Ferris, Steven M. Lefkowitz and any other Person that is a controlled Affiliate of any of the foregoing and (2) any Related Party of any of the foregoing; provided that in no event shall any operating portfolio company or any holding company for any operating portfolio company (other than the Issuer) be a Permitted Holder.

“Permitted Investment” means:

(1) (i) Investments by the Issuer or any Subsidiary Guarantor in (a) any Restricted Subsidiary that is a Subsidiary Guarantor or (b) any Person that will become immediately after such Investment a Restricted Subsidiary that is a Subsidiary Guarantor or that will merge or consolidate into the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor and (ii) Investments by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary;

(2) Investments in the Issuer by any Restricted Subsidiary;

(3) loans and advances to directors, employees and officers of the Issuer and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Issuer, Parent or Holdings not in excess of $5.0 million at any one time outstanding;

(4) Hedging Obligations incurred pursuant to Section 4.10;

(5) cash and Cash Equivalents;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) Investments in securities of trade creditors or customers received upon foreclosure or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Issuer or any Restricted Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.13;

(9) lease, utility and other similar deposits in the ordinary course of business;

(10) Investments made by the Issuer or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests;

(11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments;

(12) guarantees of Indebtedness permitted to be incurred under this Indenture;

(13) loans and advances to suppliers, licensees, franchisees or customers of the Issuer or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount, together with the aggregate amount of Indebtedness under clause (14) of the definition of “Permitted Indebtedness,” not to exceed $5.0 million at any time outstanding;

(14) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as operating expenses for accounting purposes and that are made in the ordinary course of business;

(15) Investments in existence on the Issue Date;

(16) prepaid expenses, negotiable instruments held for collection and workers’ compensation, performance and other similar deposits in the ordinary course of business;

(17) Investments in an aggregate amount not to exceed, at any one time outstanding, the greater of (a) $20.0 million and (b) 7.0% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided that Investments pursuant to this clause (17) shall not be used (x) to make Investments in Parent, Holdings, any other ParentCo or in the holder of any Equity Interests of the foregoing or (y) to redeem, repurchase, retire or otherwise acquire for consideration any Subordinated Indebtedness;

(18) Investments in Subsidiaries that are not Guarantors or Foreign Subsidiaries in an aggregate amount not to exceed $10.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); and

(19) Investments in Foreign Subsidiaries in an aggregate amount not to exceed, at any one time outstanding, the greater of (a) $10.0 million and (b) 3.5% of Consolidated Net Tangible Assets at such time (with each Investment being valued as of the date made and without regard to subsequent changes in value).

The amount of Investments outstanding at any time pursuant to clause (17), (18) or (19) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (17), (18) or (19) above, as the case may be, by an amount equal to the return of capital with respect to such Investment to the Issuer or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (17), (18) or (19) above, as the case may be.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or the Restricted Subsidiaries shall have set aside on its books such reserves or other appropriate provisions as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Issuer and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and setoff;

(9) (A) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Issuer or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; and (B) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer or any Restricted Subsidiary;

(11) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(12) Liens securing the Notes outstanding on the Issue Date, the Exchange Notes issued in exchange for such Notes, Refinancing Indebtedness with respect to such Notes or Exchange Notes, the Note Guarantees relating thereto and any obligations with respect to such Notes, Exchange Notes, Refinancing Indebtedness and Note Guarantees;

(13) [Reserved];

(14) Liens existing on the Issue Date securing Indebtedness outstanding on the Issue Date and set forth in Schedule I hereto;

(15) Liens in favor of the Issuer or a Subsidiary Guarantor;

(16) Liens securing Indebtedness and related obligations (including Hedging Obligations and cash management obligations) permitted pursuant to Section 4.10(a) or clauses (1), (4), (13) or (15) of Section 4.10(b) and Refinancing Indebtedness of such, in each case, to the extent such Liens are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the Holders in any material respect than the Intercreditor Agreement and treated as “Revolving Facility Liens” (as defined in the Intercreditor Agreement) under the applicable intercreditor agreement;

(17) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations; provided that such Liens shall not extend to any asset other than the specified asset being financed and additions and improvements thereon;

(18) Liens securing Acquired Indebtedness permitted to be incurred under this Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than those securing such Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary;

(19) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Issuer or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(20) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19); provided that in the case of Liens securing Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (14), (17), (18) and (19), such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(21) (A) Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor permitted to be incurred under the Indenture; provided that such Lien extends only to the assets of (and Equity Interests held by) such Restricted Subsidiary; and (B) Liens to secure Indebtedness of any Foreign Subsidiary permitted by Section 4.10(b)(13) covering only the assets of such Foreign Subsidiary;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) Liens with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding;

(24) Liens securing any Other Pari Passu Lien Obligations incurred pursuant to Section 4.10(b)(15); provided that such Liens described in clause (12) hereof are equal and ratable with (or senior to) any Lien pursuant to this clause (24);

(25) Liens securing any Other Pari Passu Lien Obligations not incurred pursuant to Section 4.10(b)(1), which Liens are not permitted pursuant to clause (24) hereof; provided, however, that, at the time of incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than (x) prior to the First Call Date, 3.75 to 1.0 and (y) from and after the First Call Date, 3.50 to 1.0; provided, further, that such Liens described in clause (12) hereof are equal and ratable with (or senior to) any Lien pursuant to this clause (25);

(26) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the issuer or any of its Restricted Subsidiaries relating to such property or assets;

(27) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Issuer or (B) such Person or such property is acquired by the Issuer or any Restricted Subsidiary; provided that such Liens do not extend to any other assets of the Issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(28) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and

(29) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):  (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Private Exchange” has the meaning given to it in the Registration Rights Agreement.

“Private Exchange Notes” has the meaning given to it in the Registration Rights Agreement.

“Private Placement Legend” means the legends initially set forth on the Notes in the form set forth in Exhibit B.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs that occurred during the Four-Quarter Period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during the Four-Quarter Period in order to achieve such reduction in costs.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Issuer or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Issuer or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment and (2) such Indebtedness shall be incurred within one year after such acquisition of such asset by the Issuer or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Issuer other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Issuer or financed, directly or indirectly, using funds (1) borrowed from the Issuer or any Subsidiary of the Issuer until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Issuer or any Subsidiary of the Issuer (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Qualified Equity Offering” means the issuance and sale of Qualified Equity Interests by the Issuer or Equity Interests by Parent or Holdings; provided, however, that in the case of an issuance or sale of Equity Interests of Parent or Holdings, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Issuer as a capital contribution or consideration for the issuance and sale of Qualified Equity Interests immediately prior to such redemption.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Record Date” means the applicable Record Date specified in the Notes; provided that if any such date is not a Business Day, the Record Date shall be the first day immediately succeeding such specified day that is a Business Day.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning; provided that this definition shall not apply for purposes of Section 5 or Section 6 of the Notes or Article Three.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“refinance” means to refinance, repay, prepay, replace, renew, refund, redeem, defease or retire.

“Refinancing Indebtedness” means Indebtedness of the Issuer or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to redeem, extend, renew, replace, defease, refund or refinance in whole or in part, any Indebtedness of the Issuer or any Restricted Subsidiary (the “Refinanced Indebtedness”); provided that:

(1) the principal amount (or accreted value, in the case of Indebtedness issued at a discount) of the Refinancing Indebtedness does not exceed the principal amount (or accreted value, as the case may be) of the Refinanced Indebtedness plus the amount of accrued and unpaid interest on the Refinanced Indebtedness, any premium paid to the holders of the Refinanced Indebtedness and reasonable expenses incurred in connection with the incurrence of the Refinancing Indebtedness;

(2) the Refinancing Indebtedness is the obligation of the same Person as that of the Refinanced Indebtedness;

(3) if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is subordinate in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness, and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be; provided that if at the time of the incurrence and after giving pro forma effect thereto the Consolidated Secured Debt Ratio would be no greater than 3.0 to 1.0, then such Refinancing Indebtedness need not comply with this clause (3);

(4) the Refinancing Indebtedness has a final Stated Maturity either (a) no earlier than the Refinanced Indebtedness being repaid or amended or (b) after the maturity date of the Notes; provided that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, then such

Refinancing Indebtedness shall have a final stated maturity after the maturity date of the Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then such Refinancing Indebtedness shall have a maturity date no earlier than the maturity date of the Notes; and

(5) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the maturity date of the Notes; provided that (x) if the Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, then no portion of such Refinancing Indebtedness shall mature until after the maturity date of the Notes and (y) if the Refinancing Indebtedness is with respect to Refinanced Indebtedness that was Subordinated Indebtedness, then no portion of such Refinancing Indebtedness shall mature before the maturity date of the Notes.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Issuer, the Guarantors and the Initial Purchasers and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Regulation S” means Regulation S under the Securities Act.

“Related Party” means, with respect to any Person, (1) any controlling stockholder, controlling member, general partner, Subsidiary, or spouse or immediate family member (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Requirements of Law” means, collectively, any and all requirements of any governmental authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Issuer or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Issuer or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding (a) dividends or distributions payable solely in Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Issuer or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary, or any equity holder of the Issuer, including, without limitation, any payment in connection with any merger or consolidation involving the Issuer but excluding any such Equity Interests held by the Issuer or any Restricted Subsidiary;

(3) any Investment other than a Permitted Investment; or

(4) any redemption, repurchase, retirement or other acquisition for consideration of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

“Restricted Security” means a Note that constitutes a “Restricted Security” within the meaning of Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Restructuring Expenses” means losses, expenses and charges incurred in connection with restructuring within the Issuer and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities, including severance, lease termination and other non-ordinary-course, non-operating costs and expenses in connection therewith.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Issuer.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the property and assets (other than Excluded Assets) of each Grantor.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Issue Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (7) or (8) under Section 6.01 has occurred and is continuing, or which are being released from their Note Guarantees (in the case of clause (9) of Section 9.02(b), would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Property” means:

(a) any contract, General Intangible, permit, lease or license held by any Grantor that validly prohibits the creation by such Grantor of a security interest therein;

(b) any contract, General Intangible, permit, lease or license held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein;

(c) any contract, General Intangible, permit, lease or license held by any Grantor to the extent that the creation by such Grantor of a security interest therein is permitted only with the consent of another party, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained;

(d) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred or outstanding pursuant to the provisions of the Indenture if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment or requires consent of another party (which requirement is legally enforceable) to create such other Lien, which consent can not be obtained; and

(e) any property owned on the date hereof or acquired after the date hereof by any Grantor that is subject to a Lien permitted by either clause (14), (18) or (19) of the definition of Permitted Liens if the contract or agreement pursuant to which such Lien is granted validly prohibits the creation of any other Lien on such property or requires the consent of another party to create such Lien, if the requirement to obtain such consent is legally enforceable and such consent has not been obtained.

provided, however, that to the extent such property constitutes Special Property due to a prohibition on the creation of any other Lien in the relevant permit, lease, license, contract or other agreement or by Requirement of Law applicable thereto, then in each case described in clauses (a), (b), (c), (d) or (e) of this definition, such property shall constitute “Special Property” only to the extent and for so long as such permit, lease, license, contract or other agreement or Requirement of Law applicable thereto validly prohibits the creation of a Lien on such property in favor of the Noteholder Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Special Property.” In addition, to the extent such property constitutes “Special Property” due to failure of Grantor to obtain consent as described in clauses (c), (d) and (e), such Grantor shall use its commercially reasonable efforts to obtain such consent, and, upon obtaining such consent, such property shall cease to constitute “Special Property.”

“Sponsor” means CI Capital Partners, LLC.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement, dated as of February 24, 2007, by and among Ply Gem Prime Holdings, Inc., Ply Gem Investment Holdings, Inc., Caxton-Iseman (Ply Gem), L.P., Caxton-Iseman (Ply Gem) II, L.P. and certain members of the Issuer’s management and other parties thereto.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Note Guarantees, respectively.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means any Guarantor other than Parent.

“Temporary Regulation S Global Note” has the meaning given to such term in Section 2.01.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Issuer and the Guarantors of the Indenture, Collateral Agreement, Intercreditor Agreement and other related documents to which they are a party and the issuance of the Notes thereunder, (b) the execution, delivery and performance by Parent, the Issuer and the Subsidiaries party thereto of the Credit Agreement, Intercreditor Agreement and related security documents on the Issue Date and borrowing thereunder, (c) the repayment in full of all obligations, and cancellation of all commitments, with respect to the Existing Credit Agreement and the release of all guarantees (if any) thereof and security (if any) therefor and (d) the payment of related fees and expenses.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the First Call Date; provided, however, that if the period from such Redemption Date to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.  Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.19 and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Issuer or through one or more Wholly-Owned Restricted Subsidiaries.

SECTION 1.02.	Other Definitions.

Term	Defined in Section
“Additional Notes”	2.02
“Affiliate Transaction”	4.14
“Authentication Order”	2.02
“Change of Control Offer”	4.09
“Change of Control Payment Date”	4.09
“Change of Control Purchase Price”	4.09
“Covenant Defeasance”	8.02
“Coverage Ratio Exception”	4.10
“Designation”	4.19
“Designation Amount”	4.19
“Event of Default”	6.01
“Excess Proceeds”	4.13
“Four-Quarter Period”	1.01
“Global Note”	2.01
“Guarantee Obligations”	11.01
“IAI Global Note”	2.01
“Legal Defeasance”	8.02
“Net Proceeds Deficiency”	4.13
“Net Proceeds Offer”	4.13
“Net Proceeds Payment Date”	4.13
“Offered Price”	4.13
“Pari Passu Indebtedness Price”	4.13
“Parent Successor”	5.01
“Participants”	2.15
“Paying Agent”	2.03
“Payment Amount”	4.13
“Permitted Indebtedness”	4.10
“Physical Notes”	2.01
“Redesignation”	4.19
“Registrar”	2.03
“Regulation S Global Note”	2.01
“Restricted Payments Basket”	4.11
“Successor”	5.01
“Transaction Date”	1.01

SECTION 1.03.	Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture.  The following Trust Indenture Act terms used in this Indenture have the following meanings:

--

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer, any Guarantor or any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

SECTION 1.04.	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(7) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation.”

ARTICLE TWO

THE NOTES

SECTION 2.01.	Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its issuance and show the date of its authentication.  Each Note shall have an executed Note Guarantee from each of the Guarantors existing on the Issue Date endorsed thereon substantially in the form of Exhibit F.

The terms and provisions contained in the Notes and the Note Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (each a “144A Global Note”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single temporary global Note in registered form, substantially in the form of Exhibit A (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legends set forth in Exhibit B.  Reasonably promptly following the date that is 40 days after the later of the commencement of the offering of the Notes in reliance on Regulation S and the Issue Date, upon receipt by the Trustee and the Issuer of a duly executed certificate certifying that the Holder of the beneficial interest in the Temporary Regulation S Global Note is a Non-U.S. Person, substantially in the form of Exhibit E from the Depository, a single permanent global Note in registered form substantially in the form of Exhibit A (the “Permanent Regulation S Global Note,” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depository, and the Registrar shall reflect on its books and records the cancellation of the Temporary Regulation S Global Note and the issuance of the Permanent Regulation S Global Note.

The initial offer and resale of the Notes shall not be to an Institutional Accredited Investor.  The Notes resold to Institutional Accredited Investors in connection with the first transfer made pursuant to Section 2.16(a) shall be issued initially in the form of a single permanent Global Note in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Note,” and, together with the 144A Global Note and the Regulation S Global Note, the “Initial Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B.

Notes issued after the Issue Date shall be issued initially in the form of one or more global Notes in registered form, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, duly executed by the Issuer (and having an executed Note Guarantee from each of the Guarantors endorsed thereon) and authenticated by the Trustee as hereinafter provided and shall bear any legends required by applicable law (together with the Initial Global Notes, the “Global Notes”) or as Physical Notes.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.  Notes issued in exchange for interests in a Global Note pursuant to Section 2.16 may be issued in the form of permanent certificated Notes in registered form in substantially the form set forth in Exhibit A and bearing the applicable legends, if any, (the “Physical Notes”).

SECTION 2.02.	Execution, Authentication and Denomination; Additional Notes; Exchange Notes

One Officer of the Issuer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for such Issuer by manual or facsimile signature.  One Officer of a Guarantor (who shall have been duly authorized by all requisite corporate actions) shall sign the Note Guarantee for such Guarantor by manual or facsimile signature.

If an Officer whose signature is on a Note or Note Guarantee, as the case may be, was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note (and the Note Guarantees in respect thereof) shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) on the Issue Date, Notes for original issue in the aggregate principal amount not to exceed $700,000,000 (the “Initial Notes”), (ii) additional Notes (the “Additional Notes”) having identical terms and conditions to the Initial Notes, except for issue date, issue price, first interest payment date and the amount of interest paid on the first interest payment date after such issue date, in an unlimited amount (so long as not otherwise prohibited by the terms of this Indenture, including, without limitation, Section 4.10) and (iii) Exchange Notes or Private Exchange Notes (x) in exchange for a like principal amount of Initial Notes or (y) in exchange for a like principal amount of Additional Notes in each case upon a written order of the Company in the form of a certificate of an Officer of the Company (an “Authentication Order”).  Each such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes, Exchange Notes, Private Exchange Notes or Additional Notes and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request.  In addition, with respect to authentication pursuant to clause (ii) or (iii) of the first sentence of this paragraph, the first such Authentication Order from the Company shall be accompanied by an Opinion of Counsel of the Company in a form reasonably satisfactory to the Trustee.

All Notes issued under this Indenture shall be treated as a single class for all purposes under this Indenture.  The Additional Notes and the Private Exchange Notes shall bear any legend required by applicable law.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes.  Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.  The Trustee shall have the right to decline to authenticate and deliver any Notes under this Indenture if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.

The Notes shall be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

SECTION 2.03.	Registrar and Paying Agent.

The Issuer shall maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may, subject to Section 2 of the Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain or cause to be maintained an office or agency in the Borough of Manhattan, The City of New York, for such purposes.  The Issuer may act as Registrar or Paying Agent, except that for the purposes of Article Eight, neither the Issuer nor any Affiliate of the Issuer shall act as Paying Agent.  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer, upon notice to the Trustee, may have one or more co-registrars and one or more additional paying agents reasonably acceptable to the Trustee.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent.  The Issuer shall notify the Trustee, in advance, of the name and address of any such Agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04.	Paying Agent To Hold Assets in Trust.

The Issuer shall require each Paying Agent other than the Trustee or the Issuer or any Subsidiary to agree in writing that, subject to Article Ten, each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment.  The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05.	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06.	Transfer and Exchange.

Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing.  To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request.  No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Without the prior written consent of the Issuer, the Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending on the close of business on the related Interest Payment Date.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) in accordance with the applicable legends thereon, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07.	Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met.  Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced.  The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Issuer and every replacement Note Guarantee shall constitute an additional obligation of the Guarantor thereof.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of lost, destroyed or wrongfully taken Notes.

SECTION 2.08.	Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  A Note does not cease to be outstanding because the Issuer, the Guarantors or any of their respective Affiliates hold the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue.  If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10.	Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.  Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.  Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

SECTION 2.11.	Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or a Subsidiary), and no one else, shall cancel and, at the written direction of the Issuer, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures.  Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.  If the Issuer or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12.	Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner.  The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day.  At least 15 days before any such subsequent special record date, the Issuer shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13.	CUSIP and ISIN Numbers.

The Issuer in issuing the Notes may use “CUSIP” or “ISIN” numbers, and if so, the Trustee shall use the “CUSIP” or “ISIN” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the “CUSIP” or “ISIN” numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer will promptly notify the Trustee of any change in the “CUSIP” or “ISIN” numbers.

SECTION 2.14.	Deposit of Moneys.

Subject to Section 2 of the Notes, prior to 10:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be.

SECTION 2.15.	Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit B, as applicable.

Members of, or participants in, the Depository (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b) Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees.  Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.16.  In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depository notifies the Issuer that it is unwilling or unable to act as Depository for any Global Note, the Issuer so notifies the Trustee in writing and a successor Depository is not appointed by the Issuer within 90 days of such notice or (ii) the

Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in the form of Physical Notes under this Indenture.  Upon any issuance of a Physical Note in accordance with this Section 2.15(b) the Trustee is required to register such Physical Note in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof).  All such Physical Notes shall bear the applicable legends, if any.

(c) In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred.

(d) In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Issuer shall execute, (ii) the Guarantors shall execute notations of Note Guarantees on and (iii) the Trustee shall upon written instructions from the Issuer authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(e) Any Physical Note constituting a Restricted Security delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) of this Section 2.15 shall, except as otherwise provided by Section 2.16, bear the Private Placement Legend.

(f) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.16.	Special Transfer and Exchange Provisions.

(a) Transfers to Non-QIB Institutional Accredited Investors.  The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to any Institutional Accredited Investor which is not a QIB:

(i) the Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act or (y) the proposed transferee has delivered to the

Registrar a certificate substantially in the form of Exhibit C hereto and any legal opinions and certifications as may be reasonably requested by the Trustee and the Issuer;

(ii) if the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the IAI Global Note, upon receipt by the Registrar of the Physical Note and (x) written instructions given in accordance with the Depository’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above (and any legal opinion or other certifications), the Registrar shall register the transfer and reflect on its books and records the date and an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii) if the proposed transferor is a Participant seeking to transfer an interest in a Global Note, upon receipt by the Registrar of (x) written instructions given in accordance with the Depository’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the Global Note from which such interests are to be transferred in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the IAI Global Note in an amount equal to the principal amount of the Notes to be transferred.

(b) Transfers to QIBs.  The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Security to a QIB:

(i) the Registrar shall register the transfer of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act; provided, however, that neither the Issuer nor any Affiliate of the Issuer has held any beneficial interest in such Note, or portion thereof, at any time on or prior to the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act or (y) such transfer is being made by a proposed transferor who has checked the box provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Global Note stating, or has otherwise advised the Issuer and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii) if the proposed transferee is a Participant and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the 144A Global Note, upon receipt by the Registrar of the Physical Note and written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its book and records the date and an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of Physical Notes to be transferred, and the Registrar shall cancel the Physical Notes so transferred; and

(iii) if the proposed transferor is a Participant seeking to transfer an interest in the IAI Global Note or the Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer and reflect on its books and records the date and (A) a decrease in the principal amount of the IAI Global Note or the Regulation S Global Note, as the case may be, in an amount equal to the principal amount of the Notes to be transferred and (B) an increase in the principal amount of the 144A Global Note in an amount equal to the principal amount of the Notes to be transferred.

(c) Transfers of Interests in the Temporary Regulation S Global Note.  The following provisions shall apply with respect to the registration of any proposed transfer of interests in the Temporary Regulation S Global Note:

(i) the Registrar shall register the transfer of an interest in the Temporary Regulation S Global Note, whether or not such Global Note bears the Private Placement Legend if the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit E stating, among other things, that the proposed transferee is a Non-U.S. Person (except for a transfer to an Initial Purchaser);

(ii) if the proposed transferee is a Participant, upon receipt by the Registrar of the documents referred to in clause (i)(x) above, if required, and instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and amount of such transfer of an interest in the Temporary Regulation S Global Note.

(d) Transfers to Non-U.S. Persons.  The following provisions shall apply with respect to any transfer of a Restricted Security to a Non-U.S. Person under Regulation S:

(i) the Registrar shall register any proposed transfer of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit D from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Issuer may reasonably request; and

(ii) (a) if the proposed transferor is a Participant holding a beneficial interest in the Rule 144A Global Note or the IAI Global Note or the Note to be transferred consists of Physical Notes, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note or the IAI Global Note, as the case may be, in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note or the IAI Global Note, as the case may be, to be transferred or cancel the Physical Notes to be transferred, and (b) if the proposed transferee is a Participant, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Permanent Regulation S Global Note in an amount equal to the principal amount of the Rule 144A Global Note, the IAI Global Note or the Physical Notes, as the case may be, to be transferred.

(e) Exchange Offer.  Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Global Notes and/or Physical Notes not bearing the Private Placement Legend in an aggregate principal amount equal to the principal amount of the beneficial interests in the Initial Global Notes or Physical Notes, as the case may be, tendered for acceptance in accordance with the Exchange Offer and accepted for exchange in the Exchange Offer.

(f) Restrictions on Transfer and Exchange of Global Notes.  Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(g) Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been offered and sold (including pursuant to the Exchange Offer) pursuant to an effective registration statement under the Securities Act.

(h) General.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or Section 2.16.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility for the actions or omissions of the Depository, or the accuracy of the books and records of the Depository.

(i) Cancellation and/or Adjustment of Global Note.  At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or  retained and canceled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

ARTICLE THREE

REDEMPTION

SECTION 3.01.	Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 5 or Section 6 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed.  The Issuer shall give notice of redemption to the Trustee at least 31 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be agreed to by the Trustee), together with such documentation and records as shall enable the Trustee to select the Notes to be redeemed.

SECTION 3.02.	Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed at any time pursuant to Sections 5 and 6 of the Notes, the Trustee will select Notes for redemption as follows:

(x)	if the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(y)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate;

provided that, in the case of such redemption pursuant to Section 6(a) or 6(d) of the Notes, the Trustee will select the Notes on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of the Depository) unless that method is otherwise prohibited.

No Notes of $1,000 or less shall be redeemed in part.

SECTION 3.03.	Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Issuer shall mail a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address (except that a notice issued in connection with a redemption referred to in Section 8.01 may be more than 60 days before such Redemption Date).  At the Issuer’s request, the Trustee shall forward the notice of redemption in the Issuer’s name and at the Issuer’s expense.  Each notice for redemption shall identify the Notes (including the CUSIP or ISIN number) to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest, if any, to be paid;

(3) the name and address of the Paying Agent;

(4) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(5) that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(6) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender and cancellation of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption; and

(8) the Section of the Notes or this Indenture, as applicable, pursuant to which the Notes are to be redeemed.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Except with respect to redemption pursuant to Section 6(b) of the Notes, notices of redemption may not be conditional.

SECTION 3.04.	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any.  Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to, but not including, the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates.  On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption unless the Issuer shall have not complied with its obligations pursuant to Section 3.05.

SECTION 3.05.	Deposit of Redemption Price.

On or before 10:00 a.m. New York time on the Redemption Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, of all Notes to be redeemed on that date.

If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

SECTION 3.06.	Notes Redeemed in Part.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the Holder thereof upon surrender and cancellation of the original Note or Notes.

ARTICLE FOUR

COVENANTS

SECTION 4.01.	Payment of Notes.

The Issuer shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes, the Registration Rights Agreement and this Indenture.  An installment of principal of, or interest on, the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuer shall pay interest on overdue principal (including, without limitation, post petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.

SECTION 4.02.	Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, The City of New York, the office or agency required under Section 2.03 (which may be an office of the Trustee or an affiliate of the Trustee or Registrar).  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates U.S. Bank, National Association, located at 100 Wall Street, Suite 1600, New York, New York 10005, Lobby Level, Attn:  Corporate Trust, as such office of the Issuer in accordance with Section 2.03.

SECTION 4.03.	Corporate Existence.

Except as otherwise permitted by Article Five, the Issuer shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and material franchises of the Issuer and each of its Restricted Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any Restricted Subsidiary, if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the Issuer and the Guarantors, taken as a whole.

SECTION 4.04.	Payment of Taxes.

The Issuer and the Guarantors shall, and shall cause each of the Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of the Restricted Subsidiaries or upon the income, profits or property of it or any of the Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a liability or Lien upon the property of it or any of the Restricted Subsidiaries which would reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole; provided, however, that the Issuer and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made, or any such tax, assessment, charge or claim that would not reasonably be expected to have a material adverse effect on the Issuer and the Guarantors taken as a whole.

SECTION 4.05.	Maintenance of Properties.

The Issuer shall cause all material properties owned by or leased by it or any of its Restricted Subsidiaries used or useful to the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all repairs, renewals, replacements, and betterments thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is desirable in the conduct of the business of the Issuer or any such Restricted Subsidiary, and if such discontinuance or disposal would not, individually or in the aggregate, have a material adverse effect on the ability of the Issuer or the Guarantors to perform each of their respective obligations hereunder; provided, further, that nothing in this Section 4.05 shall prevent the Issuer or any of its Restricted Subsidiaries from discontinuing or disposing of any properties to the extent otherwise permitted by this Indenture.

SECTION 4.06.	Compliance Certificate; Notice of Default.

(a) The Issuer shall deliver to the Trustee, within 120 days after the close of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries has been made under the supervision of the signing Officers with a view to determining whether the Issuer and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuer and the Guarantors during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.  The Officers’ Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes the fiscal year end.

(b) The Issuer shall deliver to the Trustee promptly and in any event within seven days after any Officer of the Issuer becomes aware of the occurrence of any Default an Officers’ Certificate specifying the Default and what action, if any, the Issuer is taking or proposes to take with respect thereto.

SECTION 4.07.	Intentionally Omitted.

SECTION 4.08.	Waiver of Stay, Extension or Usury Laws.

The Issuer and each Guarantor covenants (to the extent permitted by applicable law) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Issuer or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Note Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09.	Change of Control.

Upon the occurrence of any Change of Control, each Holder of Notes will have the right to require that the Issuer purchase that Holder’s Notes pursuant to a Change of Control Offer (the “Change of Control Offer”).  In the Change of Control Offer, the Issuer will offer to pay an amount in cash (the “Change of Control Purchase Price”) equal to 101% of the principal amount of Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.  Within 30 days following any Change of Control, the Issuer will mail, or cause to be mailed, a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase Notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures described below.  Such notice shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes tendered and not withdrawn will be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the Change of Control Payment Date;

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

(7) that Holders whose Notes are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered (equal to $1,000 or an integral multiple thereof).

On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer shall cause the Change of Control Offer to remain open for at least 20 Business Days or for such longer period as may be required by law.  The Issuer will comply, and will cause any third party making a Change of Control Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer.  To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 4.09, the Issuer will not be deemed to have breached their obligations under this Section 4.09 by virtue of complying with such laws or regulations.

SECTION 4.10.	Limitations on Additional Indebtedness.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness; provided that the Issuer or any Guarantor may incur additional Indebtedness, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case, if, after giving effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.00 to 1.00  (the “Coverage Ratio Exception”).

(b) Notwithstanding Section 4.10(a), each of the following shall be permitted (the “Permitted Indebtedness”):

(1) Indebtedness of the Issuer or any Guarantor under the Credit Facilities in an aggregate amount at any time outstanding not to exceed the greater of (a) $150.0 million less, to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application, the aggregate amount of Net Available Proceeds applied to repayments under the Credit Facilities in accordance with Section 4.13 and (b) the Borrowing Base as of the date of such incurrence;

(2) the Notes issued on the Issue Date and the Note Guarantees and the Exchange Notes and the Note Guarantees in respect thereof to be issued pursuant to the Registration Rights Agreement;

(3) Indebtedness of the Issuer and the Restricted Subsidiaries to the extent outstanding on the Issue Date (other than Indebtedness referred to in clauses (1) and (2) above, and after giving effect to the intended use of proceeds of the Notes);

(4) Indebtedness under Hedging Obligations of the Issuer or any Restricted Subsidiary not for the purpose of speculation; provided that if such Hedging Obligations are of the type that relate to Indebtedness described in clause (1) of the definition of Indebtedness, (a) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Section 4.10, and (b) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(5) Indebtedness of the Issuer owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Issuer or any other Restricted Subsidiary; provided, however, (a) that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (5); (b) any such Indebtedness made by a Note Party shall be evidenced by a promissory note pledged to the Noteholder Collateral Agent for the ratable benefit of the Noteholder Secured Parties pursuant to the Collateral Agreement; and (c) any such Indebtedness made by Note Parties to Subsidiaries that are not Subsidiary Guarantors is either a Permitted Investment or permitted by Section 4.11;

(6) Indebtedness in respect of bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Issuer or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Issuer or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers’ compensation claims, self-insurance obligations and bankers acceptances;

(7) Purchase Money Indebtedness incurred by the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding $25.0 million;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(9) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(10) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (2), (3), (11)(B) or (13)(B) of this Section 4.10(b) or this clause (10);

(11) (A)  Acquired Indebtedness of the Issuer or any Restricted Subsidiary, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $20.0 million at any time outstanding and (B) Acquired Indebtedness of the Issuer or any Restricted

Subsidiary assumed or acquired in connection with a transaction governed by, and effected in accordance with, Section 5.01(a);

(12) Indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of the Issuer or any Restricted Subsidiary or Equity Interests of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing any such acquisition; provided that the maximum aggregate liability in respect of all such obligations outstanding under this clause (12) shall at no time exceed (a) in the case of an acquisition, $10.0 million (provided that the amount of such liability shall be deemed to be the amount thereof, if any, reflected on the balance sheet of the Issuer or any Restricted Subsidiary (e.g., the amount of such liability shall be deemed to be zero if no amount is reflected on such balance sheet)) and (b) in the case of a disposition, the gross proceeds actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(13) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $30.0 million at any time outstanding; provided that Indebtedness under this clause (13) may be incurred under any Credit Facility;

(14) Indebtedness of the Issuer or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate amount, together with the aggregate amount of Investments under clause (13) of the definition of “Permitted Investments,” not to exceed $5.0 million at any time outstanding; and

(15) Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate amount not to exceed $25.0 million at any time outstanding.

(c) For purposes of determining compliance with this Section 4.10, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer shall classify and may reclassify, in its sole discretion, such item of Indebtedness and may divide, classify and reclassify such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness incurred under the Credit Agreement on the Issue Date by the Issuer or any Guarantor shall be deemed to have been incurred under clause (1) above.  In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

SECTION 4.11.	Limitations on Restricted Payments.

(a)           The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:

(1) a Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2) the Issuer cannot incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clause (2), (3), (4), (5), (6), (8) or (9) of Section 4.11(b)), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):

(a) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on January 1, 2004 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); provided that the excess (to the extent positive) of (x) 50% of Consolidated Net Income for the period (taken as one accounting period) from January 1, 2004 to March 29, 2008 over (y) $5.0 million, shall be deducted from any amount otherwise calculated pursuant to this clause (a), plus

(b) 100% of the aggregate net cash proceeds received by the Issuer and 100% of the Fair Market Value at the time of receipt of assets other than cash, if any, received by the Issuer, either (x) as contributions to the common equity of the Issuer after the Issue Date or (y) from the issuance and sale of Qualified Equity Interests after the Issue Date, other than (A) any such proceeds which are used to redeem Notes in accordance with Section 6(a) of the Notes or (B) any such proceeds or assets received from a Subsidiary of the Issuer, plus

(c) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Issuer or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange), plus

(d) in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Issue Date, an amount (to the extent not included in the computation of Consolidated Net Income) equal to the lesser of (i) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash or other property (valued at the Fair Market Value thereof) as the return of capital with respect to such Investment and (ii) the amount of such Investment that was treated as a Restricted Payment, plus

(e) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Issuer’s Investments in such Subsidiary to the extent such Investments reduced the Restricted Payments Basket and were not previously repaid or otherwise reduced.

(b) The foregoing provisions will not prohibit:

(1) the payment by the Issuer or any Restricted Subsidiary of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Indenture;

(2) the redemption of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(3) the redemption of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests, (b) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 4.10 and the other terms of this Indenture or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have complied with Section 4.09 and Section 4.13 and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4) payments by the Issuer or to Parent to permit Parent or Holdings, and which are used by Parent or Holdings, to redeem Equity Interests of the Issuer, Parent or Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $5.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to the Issuer from the issuance and sale after the Issue Date of Qualified Equity Interests of Holdings, Parent or the Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (4), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (4);

(5) payments to Parent permitted pursuant to clauses (3) and (4) of Section 4.14(b);

(6) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(7) [Reserved];

(8) distributions to Parent in order to enable Parent or Holdings to pay customary and reasonable costs and expenses of an offering of securities of Parent or Holdings that is not consummated; or

(9) additional Restricted Payments of $20.0 million; provided that Restricted Payments pursuant to this clause (9) shall not be used to redeem, repurchase, retire or otherwise acquire for consideration any Subordinated Indebtedness;

provided that (a) in the case of any Restricted Payment pursuant to clause (3)(c) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests pursuant to clause (2), (3) or (4)(B) above shall increase the Restricted Payments Basket.

Notwithstanding the foregoing provisions of this Section 4.11, neither the Issuer nor its Restricted Subsidiaries may make a Restricted Payment to, or make any Investment in the holder of any Equity Interests in, Parent, Holdings or any other ParentCo of the Issuer, in each case by means of utilization of the cumulative Restricted Payment credit provided by Section 4.11(a) or the exceptions provided by clauses (1), (2), (3) or (9) of Section 4.11(b).

SECTION 4.12.	Limitations on Liens.

The Parent and the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever against any assets of Parent, the Issuer or any Restricted Subsidiary (including Equity Interests of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom securing any Indebtedness (other than Permitted Liens), unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

SECTION 4.13.	Limitations on Asset Sales.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale;

(2) either (x) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents or (y) the cash or Cash Equivalents portion (without giving effect to Section 4.13(b)(3)) of the total consideration received in such Asset Sale shall be no less than an amount equal to the product of (A) 5.25 and (B) the portion of Consolidated Cash Flow for the Four-Quarter Period directly attributable to the assets included in such Asset Sale; and

(3) with respect to any Asset Sale of any Notes Collateral, the Net Available Proceeds from such Asset Sale are paid directly by the purchaser thereof to an Asset Sale Proceeds Account over which the Noteholder Collateral Agent has a fully perfected first-priority lien pursuant to arrangements reasonably satisfactory to the Noteholder Collateral Agent for application in accordance with this Section 4.13.

(b) For purposes of clause (2) of Section 4.13(a), the following shall be deemed to be cash:

(1) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(2) the amount of any obligations received from such transferee that are within 90 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(3) the Fair Market Value of (i) any assets (other than securities) received by the Issuer or any Restricted Subsidiary to be used by it in the Permitted Business, (ii) Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Issuer or (iii) a combination of (i) and (ii).

(c) If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to Section 4.13(b)(2) above in connection with any Asset Sale is repaid or converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion or disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this Section 4.13.

(d) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall, by no later than 12 months following the later of the consummation thereof and the Issuer’s or Restricted Subsidiary’s receipt of the Net Available Proceeds, have applied all or any of the Net Available Proceeds therefrom to:

(1) if such Net Available Proceeds are proceeds of ABL Collateral, to permanently repay Lenders Debt and, if the obligation repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) if such Net Available Proceeds are proceeds of any Asset Sale (other than an Asset Sale of Collateral), to permanently reduce any Indebtedness constituting Indebtedness of a Foreign Subsidiary (and, in the case of revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) or any Pari Passu Indebtedness; provided, however, that if any Pari Passu Indebtedness is so reduced, the Issuer will equally and ratably reduce Indebtedness under the Notes by making an offer to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Notes; or

(3) (A) invest in the purchase of assets (other than securities) to be used by the Issuer or any Restricted Subsidiary in the Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).  In addition, following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash (whether or not actual Net Available Proceeds of such Asset Sale) used for the purposes described in subclause (A), (B) and (C) of this clause (3) that are designated as uses in accordance with this clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Available Proceeds applied in accordance with this clause (3).

The amount of Net Available Proceeds not applied or invested as provided in this Section 4.13(d) will constitute “Excess Proceeds;” provided that until the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, all or any portion of such Excess Proceeds may be invested in the manner described in Section 4.13(d)(3) above and such invested amount shall no longer be considered Excess Proceeds.

(e) When the aggregate amount of Excess Proceeds equals or exceeds $15.0 million, the Issuer will be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Other Pari Passu Lien Obligations of the Issuer the provisions of which require the Issuer to redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so), in an aggregate principal amount of Notes and such Other Pari Passu Lien Obligations equal to the amount of such Excess Proceeds as follows:

(1) the Issuer will (a) make an offer to purchase (a “Net Proceeds Offer”) to all Holders in accordance with the procedures set forth in this Indenture, and (b) redeem (or make an offer to do so) any such Other Pari Passu Lien Obligations (and permanently reduce the related loan commitment (if any) in an amount equal to the principal amount so redeemed), pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be redeemed, the maximum principal amount of Notes and Other Pari Passu Lien Obligations that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(2) the offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture and the Redemption Price for such Other Pari Passu Lien Obligations (the “Pari Passu Indebtedness Price”) shall be as set forth in the related documentation governing such Indebtedness;

(3) if the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased will be selected on a pro rata basis; and

(4) upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Net Proceeds Offer was made shall be deemed to be zero and released from the Asset Sale Proceeds Account.

(f) To the extent that the sum of the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer and the aggregate Pari Passu Indebtedness Price paid to the holders of such Other Pari Passu Lien Obligations is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.

(g) In the event of the transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with Article Five other than a transaction meeting the requirements of Section 5.01(a)(3)(b), the successor shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so transferred for purposes of this Section 4.13, and shall comply with the provisions of this Section 4.13 with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

(h) Upon the commencement of a Net Proceeds Offer, the Issuer shall send, by first class mail, a notice to the Trustee and to each Holder at is registered address.  The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Net Proceeds Offer.  Any Net Proceeds Offer shall be made to all Holders.  The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(1) that the Net Proceeds Offer is being made pursuant to this Section;

(2) the Payment Amount, the Offered Price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notices is mailed (the “Net Proceeds Payment Date”);

(3) that any Notes not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to any Net Proceeds Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuer, a depository, if appointed by the Issuer, or the Paying Agent at the address specified in the notice at least three days before the Net Proceeds Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Issuer, the Depository or the Paying Agent, as the case may be, receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1,000, or integral multiples thereof, shall be purchased); and

(8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(i) On the Net Proceeds Payment Date, the Issuer shall, to the extent lawful:  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer, subject to pro ration if the aggregate Notes tendered exceed the Payment Amount allocable to the Notes; (2) deposit with the Paying Agent U.S. Legal Tender equal to the lesser of the Payment Amount allocable to the Notes and the amount sufficient to pay the Offered Price in respect of all Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer.  The Issuer shall publicly announce the results of the Net Proceeds Offer on the Net Proceeds Payment Date.

(j) The Paying Agent shall promptly mail to each Holder of Notes so tendered the Offered Price for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in principal amount of $1,000 or an integral multiple thereof.  However, if the Net Proceeds Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Net Proceeds Offer.

(k) The Issuer will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of Notes pursuant to a Net Proceeds Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of this compliance.

SECTION 4.14.	Limitations on Transactions with Affiliates.

(a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Issuer or that Restricted Subsidiary from a Person that is not an Affiliate of the Issuer or that Restricted Subsidiary; and

(2) the Issuer delivers to the Trustee:

(x)           with respect to any Affiliate Transaction involving aggregate value in excess of $5.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by a majority of the directors of the Issuer who are disinterested with respect to such Affiliate Transaction, approving such Affiliate Transaction or (y) if there are no such disinterested directors, a written opinion described in clause (y) below; and

(y)           with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the certificates described in the preceding clause (x) and a written opinion as to the fairness of such Affiliate Transaction to the Issuer or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to the Board of Directors of the Issuer.

(b) The foregoing restrictions shall not apply to:

(1) transactions exclusively between or among (a) the Issuer and one or more Subsidiary Guarantors; (b) Subsidiary Guarantors; (c) Foreign Subsidiaries; or (d) the Issuer and the Guarantors, on the one hand, and Restricted Subsidiaries that are not Guarantors, on the other hand, in the ordinary course of business; provided, in each case, that no Affiliate of the Issuer (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(2) reasonable director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, compensation, employment and severance agreements, in each case approved by the Board of Directors;

(3) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Issuer and/or one or more Subsidiaries, on the one hand, and any other Person with which the Issuer or such Subsidiaries are required or permitted to file a consolidated tax return or with which the Issuer or such Subsidiaries are part of a consolidated group for tax purposes, on the other hand, which payments by the Issuer and the Restricted Subsidiaries are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis;

(4) payments by the Issuer to or on behalf of Parent in an amount sufficient to pay out-of-pocket legal, accounting and filing and other general corporate overhead costs of Parent actually incurred by Parent, in any case in an aggregate amount not to exceed $500,000 in any calendar year;

(5) loans and advances permitted by clause (3) of the definition of “Permitted Investments”;

(6) payments to Sponsor or an Affiliate or Related Party thereof in respect of management and consulting services rendered to the Issuer and the Restricted Subsidiaries in the amounts and at the times specified or permitted in the Advisory Agreement, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Issue Date; provided that no Default described in Section 6.01(1), (2), (3), (7) or (8) shall have occurred and be continuing or occur as a consequence thereof;

(7) any Restricted Payments which are made in accordance with Section 4.11;

(8) entering into an agreement that provides registration rights to the shareholders of the Issuer, Parent or Holdings or amending any such agreement with shareholders of the Issuer, Parent or Holdings and the performance of such agreements;

(9) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity;

(10) any merger, consolidation or reorganization of the Issuer with an Affiliate, solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Issuer, Parent, Holdings or other holding company, (b) forming a holding company or (c) reincorporating the Issuer in a new jurisdiction;

(11) (a) any transaction with an Affiliate where the only consideration paid by the Issuer or any Restricted Subsidiary is Qualified Equity Interests or (b) the issuance or sale of any Qualified Equity Interests;

(12) (a) any agreement in effect on the Issue Date (other than the Advisory Agreement) and disclosed in the Offering Circular, as in effect on the Issue Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Holders in any material respect than such agreement as it was in effect on the Issue Date or (b) any transaction pursuant to any agreement referred to in the immediately preceding clause (a); or

(13) any Investment in a Foreign Subsidiary, a Restricted Subsidiary that is not a Guarantor or an Unrestricted Subsidiary; provided that no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest in such Unrestricted Subsidiary.

SECTION 4.15.	Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on or in respect of its Equity Interests;

(b) make loans or advances or pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary; or

(c) transfer any of its assets to the Issuer or any other Restricted Subsidiary;

except for:

(1) encumbrances or restrictions existing under or by reason of applicable law, regulation or order;

(2) encumbrances or restrictions existing under Note Documents;

(3) non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4) encumbrances or restrictions existing under agreements existing on the date of this Indenture (including, without limitation, the Credit Agreement) as in effect on that date;

(5) restrictions relating to any Lien permitted under this Indenture imposed by the holder of such Lien;

(6) restrictions imposed under any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(7) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(9) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10) Purchase Money Indebtedness incurred in compliance with Section 4.10 that impose restrictions of the nature described in clause (c) above on the assets acquired;

(11) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(12) encumbrances or restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of assets subject to such security agreements or mortgages;

(13) encumbrances or restrictions contained in Indebtedness of Foreign Subsidiaries, or municipal loan or related agreements entered into in connection with the incurrence of industrial revenue bonds, permitted to be incurred under this Indenture; provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and do not, in the good faith judgment of the Board of Directors of the Issuer, materially impair the Issuer’s ability to make payment on the Notes when due; and

(14) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 4.16.	Additional Note Guarantees.

(a) The Issuer shall cause each Restricted Subsidiary (including any newly formed, newly acquired or newly Designated Restricted Subsidiary) (other than any Foreign Subsidiary) to:

(1) execute and deliver to the Trustee (a) a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture, (b) a notation of guarantee in respect of its Note Guarantee, (c) a supplement to the Collateral Agreement, (d) a supplement to the Intercreditor Agreement and (e) other applicable Security Documents, in each case in form and substance reasonably satisfactory to the Trustee; and

(2) deliver to the Trustee one or more opinions of counsel that such documents required by Section 4.16(a)(1), (x) have been duly authorized, executed and delivered by such Restricted Subsidiary and (y) constitute a valid and legally binding obligation of such Restricted Subsidiary in accordance with their terms.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture.

(b) Notwithstanding Section 4.16(a), a Subsidiary Guarantor will be automatically and unconditionally released and discharged from its obligations under its Note Guarantee, this Indenture and the Registration Rights Agreement under the circumstances set forth in Section 11.05.  The form of the Note Guarantee is attached hereto as Exhibit F.

SECTION 4.17.	Further Assurances.

The Issuer and Parent shall, and shall cause each of the Guarantors to, execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral.  In addition, from time to time, the Issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral.  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Trustee, and the Issuer shall deliver or cause to be delivered to Trustee all such instruments and documents (including certificates, legal opinions, title insurance policies and lien searches) as the Trustee shall reasonably request to evidence compliance with this covenant.  The Issuer agrees to provide such evidence as the Trustee shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Issuer will give prompt notice to the Trustee of the acquisition by it or any of the Guarantors of any real property (or any interest in real property) having a value in excess of $2.0 million; provided that the Issuer and Guarantors shall only be required to deliver Mortgages with respect to Material Real Property.

SECTION 4.18.	Reports to Holders.

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods that would be applicable to the Issuer if it were subject to Section 13(a) or 15(d) of the Exchange Act:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file these Forms; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file these reports.

In addition, whether or not required by the SEC, the Issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request.

Notwithstanding anything to the contrary, the Issuer will be deemed to have complied with its obligations in the preceding two paragraphs following the filing of the Exchange Offer Registration Statement and prior to the effectiveness thereof if the Exchange

Offer Registration Statement includes the information specified in clause (1) above at the times it would otherwise be required to file such Forms.  If Parent has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to Parent (including any financial information required by Regulation S-X relating to the Issuer and the Subsidiary Guarantors), the Issuer shall be deemed to be in compliance with the provisions of this Section 4.18.

The Issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Issuer will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

SECTION 4.19.	Limitations on Designation of Unrestricted Subsidiaries.

(a) The Issuer may designate any Subsidiary (including any newly formed or newly acquired Subsidiary) of the Issuer as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) either (A) the Subsidiary to be so Designated has total assets of $1,000 or less; or (B) the Issuer would be permitted to make, at the time of such Designation, (x) a Permitted Investment or (y) an Investment pursuant to Section 4.11(a), in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary on such date.

(b) No Subsidiary shall be Designated as an “Unrestricted Subsidiary” if such Subsidiary or any of its Subsidiaries owns (i) any Equity Interests (other than Qualified Equity Interests) of the Issuer or (ii) any Equity Interests of any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so Designated.

(c) If, at any time, any Unrestricted Subsidiary fails to meet the requirements of Section 4.19(a) and (b) as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 4.10 or the Lien is not permitted under Section 4.12, the Issuer shall be in default of the applicable section.

(d) The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)           no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2)           all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Indenture.

(e) All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Issuer, delivered to the Trustee, certifying compliance with the foregoing provisions.

SECTION 4.20.	Limitation on the Issuance or Sale of Equity Interests of Restricted Subsidiaries.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any shares of Equity Interests of any Restricted Subsidiary except (1) to the Issuer, a Restricted Subsidiary or the minority stockholders of any Restricted Subsidiary, on a pro rata basis, (2) to the extent such shares represent directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Wholly-Owned Restricted Subsidiary, or (3) if immediately after giving effect to such sale or issuance, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary.  The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this Section 4.20 but is subject to Section 4.13.  Notwithstanding the foregoing, this Section 4.20 shall not prohibit the issuance or sale of Equity Interests of any Restricted Subsidiary in connection with (a) the formation or capitalization of a Restricted Subsidiary or (b) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Issuer by reason of acquisition of securities or assets from another Person; provided that following the consummation of any transaction or transactions contemplated by clause (a) or (b), the ownership of the Equity Interests of the relevant Restricted Subsidiary or Restricted Subsidiaries shall be as if this Section 4.20 had been complied with at all times.

SECTION 4.21.	Information Regarding Collateral.

(a) The Issuer will furnish to the Noteholder Collateral Agent and the Trustee, with respect to the Issuer or any Guarantor, prompt written notice of any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number.  The Issuer will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Noteholder Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  The Issuer also agrees promptly to notify the Noteholder Collateral Agent and the Trustee if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the prior delivered Perfection Certificate.

SECTION 4.22.	Impairment of Security Interest.

Subject to the rights of the holders of Permitted Liens, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of Noteholder Secured Parties, subject to limited exceptions.  The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as permitted by Articles Nine or Ten, the Security Documents or the Intercreditor Agreement.

SECTION 4.23.	Insurance.

(a) The Issuer and Guarantors (a) will cause any insurance policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Trustee, which endorsement shall provide that, from and after the Issue Date, if the insurance carrier shall have received written notice from the Trustee of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Grantors under such policies directly to the Trustee; (b) will cause all such policies to provide that neither the Issuer, the Trustee nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Trustee may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Trustee; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Trustee (giving the Trustee the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Trustee; (c) will deliver to the Trustee, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a draft copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Trustee) and reasonably promptly thereafter deliver a duplicate original copy of such policy together with evidence satisfactory to the Trustee of payment of the premium therefor.

(b) The Grantors will notify the Trustee promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this covenant is taken out by any Grantor; and promptly deliver to the Trustee a duplicate original copy of such policy or policies.

ARTICLE FIVE

SUCCESSOR CORPORATION

SECTION 5.01.	Mergers, Consolidations, Etc.

(a) The Issuer will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with an Affiliate solely for the purpose of and with the effect of changing the Issuer’s jurisdiction of incorporation to another State of the United States or forming a holding company for the Issuer (provided that such holding company becomes a Guarantor)), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Issuer or the Issuer and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) the Issuer will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Issuer under the Notes, this Indenture, the applicable Security Documents, the Intercreditor Agreement and the Registration Rights Agreement; provided that if such Person is a limited liability company or a partnership, such Person will form a Wholly-Owned Restricted Subsidiary that is a corporation and cause such Subsidiary to become a co-issuer of the Notes;

(2) immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, no Default shall have occurred and be continuing; and

(3) immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, (a) the Issuer or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (b) the Consolidated Interest Coverage Ratio of the Issuer or the Successor, as the case may be, would be not less than the Consolidated Coverage Ratio of the Issuer immediately prior to such transaction.

For purposes of this Section 5.01(a), any Indebtedness of the Successor which was not Indebtedness of the Issuer immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

(b) Parent will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of Parent and its Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:

(1) either:

(a) Parent will be the surviving or continuing Person; or

(b) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Parent Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Parent Successor (unless the Parent Successor is the Issuer) expressly assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of Parent under the Notes, this Indenture, the applicable Security Documents, the Intercreditor Agreement and the Registration Rights Agreement; and

(2)                  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

(c) Except as provided in Section 11.05 no Guarantor (other than Parent) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1) either:

(a) such Guarantor will be the surviving or continuing Person; or

(b) the Person formed by or surviving any such consolidation or merger assumes, by supplemental indenture, security documents and intercreditor agreement in form and substance reasonably satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor, this Indenture, the applicable Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, and is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia; and

(2) immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

(d) For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Issuer, will be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer or Parent, as the case may be.

(e) Upon any consolidation, combination or merger of the Issuer or a Guarantor, or any transfer of all or substantially all of the assets of the Issuer or Parent in accordance with the foregoing, in which the Issuer or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Issuer or such Guarantor is merged or the Person to which the conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or such Guarantor under this Indenture, the Notes, the Note Guarantees, the Security Documents and Intercreditor Agreement with the same effect as if such surviving entity had been named therein as the Issuer or such Guarantor and, except in the case of a lease, the Issuer or such Guarantor, as the case may be, will be released from the obligation to pay the principal of and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Issuer’s or such Guarantor’s other obligations and covenants under the Notes, this Indenture and its Note Guarantee, if applicable.

(f) Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Issuer or another Restricted Subsidiary; provided that if any party to any such transaction is a Note Party, the surviving entity, as the case may be, shall be a Note Party.

ARTICLE SIX

DEFAULT AND REMEDIES

SECTION 6.01.	Events of Default.

Each of the following is an “Event of Default”:

(1) failure by the Issuer to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2) failure by the Issuer to pay the principal on any of the Notes when it becomes due and payable, whether at Stated Maturity, upon redemption, upon purchase, upon acceleration or otherwise;

(3) failure by the Issuer to comply with Section 5.01 or in respect of its obligations to make a Change of Control Offer as described under Section 4.09 (whether or not such compliance is prohibited by the subordination provisions of this Indenture);

(4) failure by the Issuer or any Guarantor to comply with any other agreement or covenant in this Indenture, the Security Documents or the Intercreditor Agreement and continuance of this failure for 60 days after notice of the failure has been given to the Issuer by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5) default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Issue Date, which default:

(a) is caused by a failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) principal on such Indebtedness within the applicable express grace period,

(b) results in the acceleration of such Indebtedness prior to its express final maturity or

(c) results in the judicial authorization to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a), (b) or (c) has occurred and is continuing, aggregates $20.0 million or more;

(6) one or more judgments or orders that exceed $20.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7) the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(d) makes a general assignment for the benefit of its creditors;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Subsidiary as debtor in an involuntary case,

(b) appoints a Custodian of the Issuer or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Issuer or any Significant Subsidiary, or

(c) orders the liquidation of the Issuer or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days;

(9) any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); or

(10) any security interest and Lien purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $50.0 million shall cease to be in full force and effect, or shall cease to give the Noteholder Collateral Agent, for the benefit of the applicable Noteholder Secured Parties, the Liens, rights, powers and privileges purported to be created and granted thereby (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in the Indenture and the Intercreditor Agreement)) in favor of the Noteholder Collateral Agent, or shall be asserted by the Issuer or any other Guarantor not to be, a valid, perfected, first priority (except as otherwise expressly provided in the Indenture or the Intercreditor Agreement) security interest in or Lien on the Collateral covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Trustee or Noteholder Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which the Issuer has indicated in the perfection certificate are required to be made or the failure of the Trustee or Noteholder Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents).

SECTION 6.02.	Acceleration.

(a) If an Event of Default specified in clause (7) or (8) of Section 6.01 with respect to the Issuer occurs, all outstanding Notes shall become due and payable without any further action or notice.  If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.01 with respect to the Issuer) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) all amounts owing under the Notes to be due and payable immediately.  Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may rescind and annul such acceleration:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal and interest that has become due solely because of this acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuer has paid to the Trustee its reasonable compensation and reimbursed the Trustee of its expenses, disbursements and advances; and

(5) in the event of a cure or waiver of an Event of Default of the type set forth in Section 6.01(7) or (8), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(b) The Issuer shall provide prompt written notice to the holders of Senior Debt and Guarantor Senior Debt of any acceleration pursuant to Section 6.02(a).

SECTION 6.03.	Other Remedies.

If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 6.04.	Waiver of Past Defaults.

Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by notice to the Trustee may waive an existing Default and its consequences, except a Default in the payment of principal of, or interest on, any Note as specified in Section 6.01(1) or (2).  The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents.  When a Default is waived, it is cured and ceases.

SECTION 6.05.	Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it.  Subject to Section 7.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

SECTION 6.06.	Limitation on Suits.

No Holder will have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless the Trustee:

(1) has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(2) has been offered indemnity satisfactory to it in its reasonable judgment; and

(3) has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in Section 6.01(1)).

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07.	Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08.	Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.	Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.07.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.  The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

SECTION 6.10.	Priorities.

If the Trustee or Noteholder Collateral Agent collects any money or property pursuant to this Article Six, it shall pay out the money or property (subject to the Intercreditor Agreement) in the following order:

First:  to the Trustee and Noteholder Collateral Agent for amounts due under Section 7.07 or Section 10.13;

Second:  to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third:  to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth:  to the Issuer or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or Noteholder Collateral Agent for any action taken or omitted by it as Trustee or Noteholder Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee or Noteholder Collateral Agent, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE SEVEN

TRUSTEE

SECTION 7.01.	Duties of Trustee.

(a) If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of a Default:

(1) The Trustee need perform only those duties as are specifically set forth herein or in the Trust Indenture Act and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officers’ Certificates) or opinions (including Opinions of

Counsel and opinions relating to fair market value) furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of Section 7.01(b).

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 7.02.	Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may rely conclusively on any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e) The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records, and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer.

(h) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j) Except with respect to Section 4.01 and 4.06, the Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article Four.  In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 4.01, 6.01(1) or 6.01(2) or (ii) any Default or Event of Default of which the Trustee shall have received written notification.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

SECTION 7.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or its respective Affiliates with the same rights it would have if it were not Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04.	Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.  The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture.

SECTION 7.05.	Notice of Default.

If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Holder notice of the uncured Default within 30 days after such Default occurs.  Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Net Proceeds Payment Date pursuant to a Net Proceeds Offer, or a Default in complying with the provisions of Article Five, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06.	Reports by Trustee to Holders.

Within 60 days after each May 15, beginning with May 15, 2009, the Trustee shall, to the extent that any of the events described in Trust Indenture Act § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act § 313(a).  The Trustee also shall comply with Trust Indenture Act §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuer and filed with the SEC and each securities exchange, if any, on which the Notes are listed.

The Issuer shall notify the Trustee if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Trust Indenture Act § 313(d).

SECTION 7.07.	Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation as the Issuer and the Trustee shall from time to time agree in writing for its services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence, bad faith or willful misconduct.  Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

The Issuer shall indemnify each of the Trustee or any predecessor Trustee and its agents for, and hold them harmless against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense incurred by them except for such actions to the extent caused by any negligence, bad faith or willful misconduct on their part, arising out of or in connection with the acceptance or administration of this trust including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder.  The Trustee shall notify the Issuer promptly of any claim asserted against the Trustee or any of its agents for which it may seek indemnity.  The Issuer shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee and its agents subject to the claim may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer will not be required to pay such fees and expenses if there is no conflict of interest between the Issuer and the Trustee and its agents subject to the claim in connection with such defense as reasonably determined by the Trustee.  The Issuer need not pay for any settlement made without its written consent.  The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through the Trustee’s negligence, bad faith or willful misconduct.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after a Default specified in Section 6.01(7) or (8) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the appointment of a successor Trustee.

SECTION 7.08.	Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuer in writing.  The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee.  The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.	Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article Seven.

SECTION 7.10.	Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirement of Trust Indenture Act §§ 310(a)(1), 310(a)(2) and 310(a)(5).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  The Trustee shall comply with Trust Indenture Act § 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in Trust Indenture Act § 310(b)(1) are met.  The provisions of Trust Indenture Act § 310 shall apply to the Issuer and any other obligor of the Notes.

SECTION 7.11.	Preferential Collection of Claims Against the Issuer.

The Trustee, in its capacity as Trustee hereunder, shall comply with Trust Indenture Act § 311(a), excluding any creditor relationship listed in Trust Indenture Act § 311(b).  A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated.

ARTICLE EIGHT

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.	Termination of the Issuer’s Obligations.

The Issuer may terminate its obligations under the Notes, this Indenture and the Security Documents and the obligations of the Guarantors under the Note Guarantees, this Indenture and the Security Documents and this Indenture and the Security Documents shall cease to be of further effect, except those obligations referred to in the penultimate paragraph of this Section 8.01, if:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2) (a)  all Notes not delivered to the Trustee for cancellation otherwise have become due and payable, will become due and payable, or may be called for redemption, within one year or have been called for redemption pursuant to Section 5 or Section 6 of the Notes and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in trust sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)           the Issuer has paid all sums payable by it under this Indenture, and

(c)           the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

In the case of clause (2) of this Section 8.01, and subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 4.03 (as to legal existence of the Issuer only), 7.07, 8.05 and 8.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08.  After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 8.05 and 8.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02.	Legal Defeasance and Covenant Defeasance.

(a) The Issuer may, at its option and at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.03.

(b) Upon the Issuer’s exercise under Section 8.02(a) hereof of the option applicable to this Section 8.02(b), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from their obligations with respect to all outstanding Notes, Note Guarantees and the Security Documents on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, the Note Guarantees, this Indenture and the Security Documents which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Note Guarantees, this Indenture and the Security Documents (and the Trustee and the Noteholder Collateral Agent, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section 8.04, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(ii) the Issuer’s obligations with respect to such Notes under Article Two and Section 4.02 hereof;

(iii) the rights, powers, trusts, duties and immunities of the Trustee and Noteholder Collateral Agent hereunder and the Issuer’s and Guarantors’ obligations in connection therewith; and

(iv) the provisions of this Article Eight applicable to Legal Defeasance.

Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02(b) notwithstanding the prior exercise of its option under Section 8.02(c) hereof.

(c) Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from their respective obligations under the covenants contained in Sections 4.03 (other than with respect to the legal existence of the Issuer), 4.04, 4.05 and 4.09 through 4.23, clause (3) of Section 5.01(a) and Articles Ten and Eleven hereof and the Security  Documents with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, clauses (3), (5), (6), (9) and (10) of Section 6.01 hereof shall not constitute Events of Default.

SECTION 8.03.	Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer, to pay the principal of and interest on the Notes on the stated date for payment or on the Redemption Date of the principal or installment of principal of or interest on the Notes,

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that:

(a) the Issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under this Indenture or a default under any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds to be applied to such deposit),

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others, and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in, in the case of the Officers’ Certificate, clauses (1) through (6) and, in the case of the Opinion of Counsel, clauses (2) and/or (3) and (5) of this Section 8.03 have been complied with.

SECTION 8.04.	Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Obligations deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of the principal of and the interest on the Notes.  The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Obligations, except as it may agree with the Issuer.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Obligations deposited pursuant to Section 8.03 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender and U.S. Government Obligations held by it as provided in Section 8.03 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.05.	Repayment to the Issuer.

The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Issuer.  After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, and interest on, the Notes when due, the Issuer’s obligations under this Indenture, and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Obligations in accordance with this Article Eight; provided that if the Issuer has made any payment of interest on, or principal of, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.	Without Consent of Holders.

(a) Subject to Section 9.03, the Issuer and the Trustee and the Noteholder Collateral Agent together, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercreditor Agreement without notice to or consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s obligations to the Noteholder Secured Parties in the case of a merger, consolidation or sale of all or substantially all of the assets, in accordance with Article Five;

(4) to release any Guarantor from any of its obligations under its Note Guarantee or this Indenture (to the extent permitted by this Indenture);

(5) to add any Subsidiary of the Issuer as a Guarantor;

(6) to make any change that would not materially adversely affect the rights of any Holder;

(7) in the case of this Indenture, to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act;

(8) to add additional assets as Collateral;

(9) to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by such agreements;

(10) to provide for the issuance of Additional Notes in accordance with this Indenture; or

(11) to amend the Intercreditor Agreement pursuant to Section 7.02(b) thereof;

provided that the Issuer has delivered to the Trustee and Noteholder Collateral Agent an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

SECTION 9.02.	With Consent of Holders.

(a) Subject to Sections 6.07 and 9.03, the Issuer, the Guarantors and the Trustee and Noteholder Collateral Agent together, with the written consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holder or Holders of at least a majority in aggregate principal amount of the Notes then outstanding may amend or supplement this Indenture, the Notes or the Note Guarantees or the other Note Documents, without notice to any other Holders.  Subject to Sections 6.07 and 9.03, the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance with any provision of this Indenture, the Notes or the Note Guarantees or the other Note Documents without notice to any other Holders;

(b) Notwithstanding Section 9.02(a), without the consent of each Holder affected, no amendment or waiver may:

(1) reduce, or change the maturity, of the principal of any Note;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce any premium payable upon optional redemption of the Notes, or change the date on, or the circumstances under, which any Notes are subject to redemption or purchase (other than provisions of Section 4.09 and Section 4.13, except that if a Change of Control has occurred, no amendment or other modification of the obligation of the Issuer to make a Change of Control Offer relating to such Change of Control shall be made without the consent of each Holder of the Notes affected);

(4) make any Note payable in money or currency other than that stated in the Notes;

(5) expressly subordinate such Note or any Note Guarantee to any other Indebtedness of the Issuer or any Guarantor in right of payment or make any other change in the ranking or priority of any Note that would adversely affect the Holders;

(6) reduce the percentage of Holders necessary to consent to an amendment or waiver to this Indenture or the Notes;

(7) waive a default in the payment of principal of or premium or interest on any Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in this Indenture and a waiver of the payment default that resulted from such acceleration);

(8) impair the rights of Holders to receive payments of principal of or interest on the Notes on or after the due date therefor or to institute suit for the enforcement of any payment on the Notes;

(9) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or this Indenture, except as permitted by this Indenture;

(10) make any change in these amendment and waiver provisions; or

(11) make any change in the Intercreditor Agreement or in the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral that would adversely affect the Holders.

(c) It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d) A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes will not be rendered invalid by such tender or exchange.

(e) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03.	[Reserved].

SECTION 9.04.	Compliance with the Trust Indenture Act.

From the date on which this Indenture is qualified under the Trust Indenture Act, every amendment, waiver or supplement of this Indenture, the Notes or the Note Guarantees shall comply with the Trust Indenture Act as then in effect.

SECTION 9.05.	Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be prior to the first solicitation of such consent.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 120 days after such record date.  The Issuer shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (11) of Section 9.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

SECTION 9.06.	Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee.  The Issuer shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.07.	Trustee To Sign Amendments, Etc.

The Trustee and the Noteholder Collateral Agent shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee and the Noteholder Collateral Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or Noteholder Collateral Agent’s own rights, duties or immunities under this Indenture.  The Trustee and Noteholder Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture.  Such Opinion of Counsel shall be at the expense of the Issuer.

ARTICLE TEN

SECURITY DOCUMENTS

SECTION 10.01.	Collateral and Security Documents.

The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and performance of all other obligations of the Issuer and the Guarantors to the Holders, the Trustee or the Noteholder Collateral Agent under this Indenture, the Notes, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the obligations, subject to the terms of the Intercreditor Agreement.  The Trustee and the Issuer hereby acknowledge and agree that the Noteholder Collateral Agent holds the Collateral in trust for the benefit of the Noteholder Secured Parties, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Noteholder Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith; provided, however, that if any of the provisions of the Security Documents limit, qualify or conflict with the duties imposed by the provisions of the TIA, the TIA shall control.  The Issuer shall deliver to the Noteholder Collateral Agent copies of all documents pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.01, to assure and confirm to the Noteholder Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.  The Issuer shall, and shall cause the Subsidiaries of the Issuer to, use its commercially reasonable efforts to take any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement), in favor of the Noteholder Collateral Agent for the benefit of the Secured Parties.

SECTION 10.02.	Recordings and Opinions.

(a) To the extent applicable, the Issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with.

(b) Any release of Collateral permitted by Section 10.03 hereof will be deemed not to impair the Liens under this Indenture, the Collateral Agreement and the other Security Documents in contravention thereof. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

(c) Notwithstanding anything to the contrary in this Section 10.02, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it reasonably determines that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

SECTION 10.03.	Release of Collateral.

(a) Subject to Section 10.03(b) and 10.04 hereof, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement or as provided hereby.  The Issuer and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Trustee (subject to its receipt of an Officer Certificate and Opinion of Counsel as provided below) shall release, or instruct the Noteholder Collateral Agent to release, as applicable, the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(1) to enable the Issuer or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 4.13;

(2) in the case of a Guarantor that is released from its Guarantee with respect to the Notes, the release of the property and assets of such Guarantor;

(3) pursuant to an amendment or waiver in accordance with Article Nine of this Indenture; or

(4) if the Notes have been discharged or defeased pursuant to Section 8.01 or Section 8.02.

Upon receipt of an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent under the Indenture and the Security Documents (and TIA Section 314(d)), if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee shall, or shall cause the Noteholder Collateral Agent, to execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents or the Intercreditor Agreement. Neither the Trustee nor the Noteholder Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officer Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document to the contrary, the Trustee and Noteholder Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer Certificate and Opinion of Counsel.

SECTION 10.04.	[Reserved].

SECTION 10.05.	Certificates of the Trustee.

In the event that the Issuer wishes to release Collateral in accordance with this Indenture, the Security Documents and the Intercreditor Agreement at a time when the Trustee is not itself also the Noteholder Collateral Agent and the Issuer has delivered the certificates and documents required by the Security Documents and Section 10.03 hereof, if TIA § 314(d) is applicable to such releases (the applicability of which will be established to the reasonable satisfaction of the Trustee pursuant to Section 10.04 or otherwise), the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release (which determination may be based upon the Opinion of Counsel hereafter described) and, based on an Opinion of Counsel pursuant to Section 12.04, will deliver a certificate to the Noteholder Collateral Agent setting forth such determination.  The Trustee, however, shall have no duty to confirm the legality, genuineness, accuracy, contents or validity of such documents (or any signature appearing therein), its sole duty being to certify its receipt of such documents which, on their face (and assuming that they are what they purport to be), conform to § 314(d) of the TIA.

SECTION 10.06.	Suits To Protect the Collateral.

Subject to the provisions of Article Seven hereof and the Intercreditor Agreement, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Noteholder Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the obligations hereunder.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 10.06 shall be considered to impose any such duty or obligation to act on the part of the Trustee.

SECTION 10.07.	Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 10.08.	Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Noteholder Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article Ten to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 10.09.	Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article Ten upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article Ten; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 10.10.	Release Upon Termination of the Issuer’s Obligations.

In the event that the Issuer delivers to the Trustee, in form and substance reasonably acceptable to it, an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under this Indenture, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its legal defeasance option or its covenant defeasance option, in each case in compliance with the provisions of Article Eight, the Trustee shall deliver to the Issuer and the Noteholder Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article Eight), and any rights it has under the Security Documents, and upon receipt by the Noteholder Collateral Agent of such notice, the Noteholder Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

SECTION 10.11.	Noteholder Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Noteholder Collateral Agent as its agent under this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Noteholder Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Noteholder Collateral Agent by the terms of this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, together with such powers as are reasonably incidental thereto.  The Noteholder Collateral Agent agrees to act as such on the express conditions contained in this Section 10.11.  The provisions of this Section 10.11 are solely for the benefit of the Noteholder Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 10.03.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, the Noteholder Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Noteholder Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement or otherwise exist against the Noteholder Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Noteholder Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Except as expressly otherwise provided in this Indenture, the Noteholder Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Noteholder Collateral Agent is expressly entitled to take or assert under this Indenture, the Collateral Agreement, the Security Documents and the Intercreditor Agreement, including the exercise of remedies pursuant to Article Six, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.

(b) The Noteholder Collateral Agent may execute any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through agents, employees, attorneys-in-fact or through its Related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Noteholder Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made without negligence or willful misconduct.

(c) None of the Noteholder Collateral Agent, any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own negligence or willful misconduct) or under or in connection with the Collateral Agreement, any Security Document or Intercreditor Agreement or the transactions contemplated thereby (except for its own negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Grantor or Affiliate of any Grantor, or any officer or Related Person thereof, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Noteholder Collateral Agent under or in connection with, this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder.  None of the Noteholder Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture, the Collateral Agreement, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Noteholder Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Grantor), independent accountants and other experts and advisors selected by the Noteholder Collateral Agent.  The Noteholder Collateral Agent shall be fully justified in failing or refusing to take any action under this or any other Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Noteholder Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Noteholder Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Noteholder Collateral

Agent shall have received written notice from the Trustee or a Grantor referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Noteholder Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article Six (subject to Section 10.11); provided, however, that unless and until the Noteholder Collateral Agent has received any such request, the Noteholder Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f) U.S. Bank National Association and its respective Affiliates (and any successor Noteholder Collateral Agent and its affiliates) may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Grantor and its Affiliates as though it was not the Noteholder Collateral Agent hereunder and without notice to or consent of the Trustee.  The Trustee and the Holders acknowledge that, pursuant to such activities, U.S. Bank National Association or its respective Affiliates (and any successor Noteholder Collateral Agent and its affiliates) may receive information regarding any Grantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of any such Grantor or such Affiliate) and acknowledge that the Noteholder Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the U.S. Bank National Association (or any successor Noteholder Collateral Agent) to advance funds.

(g) The Noteholder Collateral Agent may resign at any time upon thirty (30) days prior written notice to the Trustee and the Grantors, such resignation to be effective upon the acceptance of a successor agent to its appointment as Noteholder Collateral Agent.  If the Noteholder Collateral Agent resigns under this Indenture, the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), shall appoint a successor Noteholder Collateral Agent.  If no successor noteholder collateral agent is appointed prior to the intended effective date of the resignation of the Noteholder Collateral Agent (as stated in the notice of resignation), the Noteholder Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor noteholder collateral agent.  If no successor noteholder collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Noteholder Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor.  Upon the acceptance of its appointment as successor noteholder collateral agent hereunder, such successor noteholder collateral agent shall succeed to all the rights, powers and duties of the retiring Noteholder Collateral Agent, and the term “Noteholder Collateral Agent” shall mean such successor noteholder collateral agent, and the retiring Noteholder Collateral Agent’s appointment, powers and duties as the Noteholder Collateral Agent shall be terminated.  After the retiring Noteholder Collateral Agent’s resignation hereunder, the provisions of this Section 10.11 (and Section 10.13) shall continue to inure to its benefit and the retiring Noteholder Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Noteholder Collateral Agent under this Indenture.

(h) The Trustee shall initially act as Noteholder Collateral Agent and shall be authorized to appoint co-Noteholder Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Noteholder Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Noteholder Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Noteholder Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(i) The Trustee, as such and as Noteholder Collateral Agent, is authorized and directed to (i) enter into the Collateral Agreement and the Security Documents, (ii) enter into the Intercreditor Agreement, (iii) bind the Holders on the terms as set forth in the Collateral Agreement and the Security Documents and the Intercreditor Agreement and (iv) perform and observe its obligations under the Collateral Agreement and the Security Documents and the Intercreditor Agreement.

(j) The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Noteholder Collateral Agent to, unless specifically requested to do so by a majority of the Holders, take or cause to be taken any action to enforce its rights under this Indenture or against any Grantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Noteholder Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Noteholder Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article Six, the Trustee shall promptly turn the same over to the Noteholder Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Noteholder Collateral Agent.

(k) The Trustee is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession.  Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Noteholder Collateral Agent thereof, and, promptly upon the Noteholder Collateral Agent’s request therefor shall deliver such Collateral to the Noteholder Collateral Agent or otherwise deal with such Collateral in accordance with the Noteholder Collateral Agent’s instructions.

(l) The Noteholder Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Noteholder Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Noteholder Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Noteholder Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Noteholder Collateral Agent’s own interest in the Collateral and that the Noteholder Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(m) If the Issuer (i) incurs any obligations in respect of Lenders Debt at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting Lenders Debt entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Noteholder Collateral Agent an Officers’ Certificate so stating and requesting the Noteholder Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Lenders Debt so incurred, the Noteholder Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Noteholder Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n) No provision of this Indenture, the Collateral Agreement, the Intercreditor Agreement or any Security Document shall require the Noteholder Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Noteholder Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(o) The Noteholder Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Noteholder Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Noteholder Collateral Agent may agree in writing with the Issuer (and Money held in trust by the Noteholder Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Noteholder Collateral Agent shall not be construed to impose duties to act.

(p) Neither the Noteholder Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.  Neither the Noteholder Collateral Agent nor the Trustee shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

SECTION 10.12.	Designations.

Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Issuer to designate Indebtedness for the purposes of the terms “Lenders Debt” and “Other Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Noteholder Collateral Agent and the Bank Collateral Agent.  For all purposes hereof and the Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the Credit Agreement as “Lenders Debt.”

SECTION 10.13.	Compensation and Indemnity.

The Noteholder Collateral Agent shall be entitled to the compensation and indemnity set forth in Section 7.07 (with the references to the Trustee therein being deemed to refer to the Noteholder Collateral Agent).

SECTION 10.14.	Intercreditor Agreement, Collateral Agreement and Other Security Documents.

The Trustee and Noteholder Collateral Agent is each hereby directed and authorized to execute and deliver the Intercreditor Agreement, the Collateral Agreement and any other Security Documents in which it is named as a party.  It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Noteholder Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under pursuant to, the Intercreditor Agreement, the Collateral Agreement or any other Security Documents, the Trustee and Noteholder Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE ELEVEN

NOTE GUARANTEE

SECTION 11.01.	Unconditional Guarantee.

Subject to the provisions of this Article Eleven, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the other Noteholder Secured Parties and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the other Note Documents or the obligations of the Issuer or any other Guarantors to the Holders or the Trustee or the other Noteholder Secured Parties hereunder or thereunder:  (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Note Guarantees) under the Note Documents, in each case, to the Holders, the Trustee or the other Noteholder Secured Parties hereunder or thereunder (including amounts due the Trustee or the Noteholder Collateral Agent under Section 7.07 or Section 10.13, respectively, hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture, under the Notes or under the other Note Documents, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately.  A Default under this Indenture, the Notes or the other Note Documents shall constitute an event of default under the Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Issuer.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Note Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Note Guarantee is affixed to any particular Note, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  To the fullest extent permitted by law, each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee and the other Note Documents.  This Note Guarantee is a guarantee of payment and not of collection.  If any Holder or the Trustee or the Noteholder Collateral Agent is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Guarantor, any amount paid by the Issuer or such Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee and the Noteholder Collateral Agent, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

SECTION 11.02.	Subordination.

The Issuer and each Guarantor hereby agree that all Indebtedness and other monetary obligations owed by it to the Issuer or any Restricted Subsidiary of the Issuer shall be fully subordinated to the indefeasible payment in full in cash of the obligations with respect to the Note Documents.

SECTION 11.03.	Limitation on Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, foreign or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee and this Article Eleven shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including any guarantee under the Credit Agreement)  that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Guarantor under this Article Eleven, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.  Each Subsidiary Guarantor that makes a payment for distribution under its Note Guarantee is entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the adjusted net assets of each Subsidiary Guarantor.

SECTION 11.04.	Execution and Delivery of Note Guarantee.

To further evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee, substantially in the form of Exhibit F hereto, shall be endorsed on each Note authenticated and delivered by the Trustee.  Such Note Guarantee shall be executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action.  The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Each of the Guarantors hereby agrees that its Note Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed or at any time thereafter, such Guarantor’s Note Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 11.05.	Release of a Subsidiary Guarantor.

A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under this Indenture and the Registration Rights Agreement:

(1) in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of such Subsidiary Guarantor then held by the Issuer and the Restricted Subsidiaries; or

(2) if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary or otherwise ceases to be a Restricted Subsidiary, in each case in accordance with the provisions of this Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary, respectively; or

(3) if the Issuer exercises its legal defeasance option or its covenant defeasance option pursuant to Section 8.02 and 8.03 or if the Issuer’s obligations under the Indenture are discharged in accordance Section 8.01.

The Trustee shall execute an appropriate instrument prepared by the Issuer evidencing the release of a Guarantor from its obligations under its Note Guarantee upon receipt of a request by the Issuer or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.05; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Issuer.

Except as set forth in Articles Four and Five and this Section 11.05, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

SECTION 11.06.	Waiver of Subrogation.

Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer or any other Guarantor that arise from the existence, payment, performance or enforcement of the Issuer’s obligations or any other Guarantor’s obligations, in each case under the Notes or this Indenture or the other Note Documents and such Guarantor’s obligations under this Note Guarantee and this Indenture or the other Note Documents, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Holders or other Noteholder Secured Parties against the Issuer or any other Guarantor, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer or any other Guarantor, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes or other Noteholder Secured Parties under the Notes, this Indenture, the other Note Documents or any other document or instrument delivered under or in connection with such agreements or instruments, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders or the other Noteholder Secured Parties and shall forthwith be paid to the Trustee for the benefit of itself or such Holders or other Noteholder Secured Parties to be credited and applied to the obligations in favor of the Trustee or the Holders or other Noteholder Secured Parties, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.06 is knowingly made in contemplation of such benefits.

SECTION 11.07.	Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.08.	No Set-Off.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated, and, to the fullest extent permitted by law, shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.09.	Guarantee Obligations Absolute.

The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Note Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.10.	Note Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full.  Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.11.	Note Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture or the other Note Documents.

SECTION 11.12.	Note Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Guarantor or otherwise, all as though such payment had not been made.  If demand for, or acceleration of the time for, payment by the Issuer or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.13.	Note Guarantee Obligations Not Affected.

To the fullest extent permitted by law, the obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a) any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other Person;

(b) any irregularity, defect, unenforceability or invalidity in respect of any Indebtedness or other obligation of the Issuers or any other Person under this Indenture, the Notes, other Note Documents or any other document or instrument;

(c) any failure of the Issuer or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes, other Note Documents or any Note Guarantee, or to give notice thereof to a Guarantor;

(d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(f) any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Guarantor;

(h) any merger or amalgamation of the Issuer or a Guarantor with any Person or Persons;

(i) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Note Guarantee; and

(j) any other circumstance, including release of a Guarantor pursuant to Section 11.05 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Notes or of a Guarantor in respect of its Note Guarantee hereunder.

SECTION 11.14.	Waiver.

Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the Guarantee Obligations, or other notice or formalities to the Issuer or any Guarantor of any kind whatsoever.

SECTION 11.15.	No Obligation to Take Action Against the Issuers.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Issuer or any other Person or any property of the Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Note Guarantees or under this Indenture.

SECTION 11.16.	Dealing with the Issuer and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may

(a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(b) take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuers;

(c) release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(d) accept compromises or arrangements from the Issuer;

(e) apply all monies at any time received from the Issuer or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f) otherwise deal with, or waive or modify their right to deal with, the Issuers and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 11.17.	Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 11.07 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Note Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 11.18.	Acknowledgment.

Each Guarantor hereby acknowledges communication of the terms of this Indenture and the Notes and consents to and approves of the same.

SECTION 11.19.	Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee or Noteholder Collateral Agent any and all reasonable costs, fees and expenses (including, without limitation, reasonable legal fees on a solicitor and client basis) incurred by the Trustee or Noteholder Collateral Agent, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Note Guarantee.

SECTION 11.20.	No Merger or Waiver; Cumulative Remedies.

No Note Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture.  No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges in the Note Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Issuers and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.21.	Survival of Note Guarantee Obligations.

Without prejudice to the survival of any of the other obligations of each Guarantor hereunder, the obligations of each Guarantor under Section 11.01 shall survive the payment in full of the Guarantee Obligations and shall be enforceable against such Guarantor, to the fullest extent permitted by law, without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuers or any Guarantor.

SECTION 11.22.	Note Guarantee in Addition to Other Guarantee Obligations.

The obligations of each Guarantor under its Note Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee or to any of the Holders in relation to this Indenture or the Notes and any guarantees or security at any time held by or for the benefit of any of them.

SECTION 11.23.	Severability.

Any provision of this Article Eleven which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Eleven.

SECTION 11.24.	Successors and Assigns.

Each Note Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and other Noteholder Secured Parties and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

ARTICLE TWELVE

MISCELLANEOUS

SECTION 12.01.	Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the Trust Indenture Act, such required or deemed provision shall control.

SECTION 12.02.	Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer or a Guarantor:

c/o Ply Gem Industries, Inc.

5020 Weston Parkway, Suite 400

Cary, NC 27513

Attention:  Chief Financial Officer

Telephone:                                (919) 677-4020

Facsimile:                                (919) 677-3913

if to the Trustee or Noteholder Collateral Agent:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292

Attention:  Corporate Trust Department

Telephone:                                (651) 495-3918

Facsimile:                                (651) 495-8097

Each of the Issuer and the Trustee and Noteholder Collateral Agent by written notice to each other such Person may designate additional or different addresses for notices to such Person.  Any notice or communication to the Issuer and the Trustee and Noteholder Collateral Agent, shall be deemed to have been given or made as of the date so delivered if personally delivered; when replied to; when receipt is acknowledged, if telecopied; five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03.	Communications by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Note Guarantees.  The Issuer, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act § 312(c).

SECTION 12.04.	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(1) an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee, stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.05.	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officers’ Certificate required by Section 4.06, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

SECTION 12.06.	Rules by Paying Agent or Registrar.

The Paying Agent or Registrar may make reasonable rules and set reasonable requirements for their functions.

SECTION 12.07.	Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

SECTION 12.08.	Governing Law.

This Indenture, the Notes and the Note Guarantees will be governed by and construed in accordance with the laws of the State of New York.

SECTION 12.09.	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuer or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10.	No Recourse Against Others.

No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the Notes or this Indenture or of any Guarantor under its Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11.	Successors.

All agreements of the Issuer and the Guarantors in this Indenture, the Notes and the Note Guarantees shall bind their respective successors.  All agreements of the Trustee and Noteholder Collateral Agent in this Indenture shall bind their respective successors.

SECTION 12.12.	Duplicate Originals.

All parties may sign any number of copies of this Indenture.  Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

SECTION 12.13.	Severability.

To the extent permitted by applicable law, in case any one or more of the provisions in this Indenture, in the Notes or in the Note Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.14.	Senior Indebtedness.

The Issuer and each Guarantor hereby designate the obligations with respect to the Note Documents as senior Indebtedness which is senior in right of payment in full in cash to any subordinated Indebtedness of the Issuer or any Guarantor. The Issuer and each Guarantor further designate the obligations with respect to the Note Documents as Designated Senior Debt

(as defined in the 9% Notes Indenture) for all purposes of the 9% Notes Indenture, the notes and note guarantees issued thereunder and related documents thereto.

SECTION 12.15.	Intercreditor Agreement Governs.

Reference is made to the Intercreditor Agreement.  Each Holder, by its acceptance of a Note, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and Noteholder Collateral Agent to enter into the Intercreditor Agreement as Trustee and Noteholder Collateral Agent, respectively, and on behalf of such Holder.  The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

PLY GEM INDUSTRIES, INC., as Issuer

By:

Name:

Title:

PLY GEM HOLDINGS, INC., as Guarantor

By:

Name:

Title:

GREAT LAKES WINDOW, INC.
KROY BUILDING PRODUCTS, INC.
NAPCO, INC.
VARIFORM, INC.
MWM HOLDING, INC.
MW MANUFACTURERS INC.
AWC HOLDING COMPANY
ALENCO HOLDING CORPORATION
AWC ARIZONA, INC.
ALENCO INTERESTS, L.L.C.
ALENCO EXTRUSION MANAGEMENT, L.L.C.
ALENCO BUILDING PRODUCTS MANAGEMENT, L.L.C.
ALENCO TRANS, INC.
GLAZING INDUSTRIES MANAGEMENT, L.L.C.
NEW ALENCO EXTRUSION, LTD.
NEW ALENCO WINDOW, LTD.
NEW GLAZING INDUSTRIES, LTD.
ALENCO EXTRUSION GA, L.L.C.
ALUMINUM SCRAP RECYCLE, L.L.C.
ALENCO WINDOW GA, L.L.C.
ALCOA HOME EXTERIORS, INC.
PLY GEM PACIFIC WINDOWS CORPORATION

, each as a Guarantor

By:

Name:

Title:

[Indenture]

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Noteholder Collateral Agent

By:

Name:

Title:

[Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

PLY GEM INDUSTRIES, INC.
11.75% Senior Secured Notes 2013

 CUSIP No.
No.           $

PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Issuer”), for value received promises to pay to ____________ or its registered assigns, the principal sum of                           [or such other amount as is provided in a schedule attached hereto]1 on June 15, 2013.

Interest Payment Dates:  June 15 and December 15, commencing December 15, 2008.

Record Dates:  June 1 and December 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[1]	This language should be included only if the Note is issued in global form.

A-

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated:  June 9, 2008

PLY GEM INDUSTRIES, INC., as Issuer

By:

Name:

Title:

A-

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 11.75% Senior Secured Notes due 2013 described in the within-mentioned Indenture.

Dated:  June 9, 2008

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:

Authorized Signatory

A-

(Reverse of Note)

11.75% Senior Secured Notes due 2013

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1.  Interest.  Ply Gem Industries, Inc., a Delaware corporation (the “Issuer”) promises to pay interest on the principal amount of this Note at 11.75% per annum from June 9, 2008 until maturity.  The Issuer will pay interest semi-annually on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing December 15, 2008.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.  Method of Payment.  The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the June 1 or December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be issued in denominations of $1,000 and integral multiples thereof.  The Issuer shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose except that, at the option of the Issuer, the payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that for Holders that have given wire transfer instructions to the Issuer at least ten Business Days prior to the applicable payment date, the Issuer will make all payments of principal, premium and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof.  Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

SECTION 3.  Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  Except as provided in the Indenture, the Issuer or any of their Subsidiaries may act in any such capacity.

SECTION 4.  Indenture.  The Issuer issued the Notes under an Indenture dated as of June 9, 2008 (“Indenture”) by and among the Issuer, the Guarantors, the Trustee and Collateral Agent.  The terms of the Notes include those stated in the Indenture and those made

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part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

SECTION 5.  Optional Redemption.  Except as set forth in Section 6 hereof, the Notes will not be redeemable at the Issuer’s option prior to April 1, 2011 (the “First Call Date”).  On or after the First Call Date, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2011	105.875%
2012	102.938%
2013	100.000%

SECTION 6.  Redemption With Proceeds From Equity Offerings; Redemption Upon a Change of Control; Periodic Redemptions.  (a)  At any time prior to April 1, 2011, the Issuer may redeem at its option on any one or more occasions up to 35% of the aggregate principal amount of Notes issued under the Indenture with the net cash proceeds of one or more Qualified Equity Offerings at a redemption price equal to 111.75% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon, if any, to the Redemption Date; provided that (i) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption and (ii) such redemption shall occur within 90 days of the date of the closing of any such Qualified Equity Offering.

(b)           At any time prior to the First Call Date, the Notes may also be redeemed, in whole but not in part, at the Issuer’s option, upon the occurrence of a Change of Control, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).  Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date (but in no event more than 90 days after the occurrence of such Change of Control).  The Issuer may provide in such notice that payment of such price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.  Any such notice may be given prior to the occurrence of the related Change of Control, and any such redemption or notice may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of the related Change of Control.

(c)           At any time prior to the First Call Date, after the completion of a Change of Control Offer that was accepted by Holders of not less than 75% of the aggregate principal

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amount of Notes then outstanding, the Issuer may redeem all, but not less than all, of the Notes not validly tendered in the Change of Control Offer, at a redemption price equal to 101% of the principal amount, and accrued and unpaid interest, if any, to the Redemption Date; provided that such redemption occurs within 90 days after the completion of such Change of Control Offer.

(d)           Not more than once in any twelve-month period, the Issuer may redeem up to $70.0 million in principal amount of the Notes at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date.

SECTION 7.  Notice of Redemption.  Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

SECTION 8.  Mandatory Redemption.  For the avoidance of doubt, an offer to purchase pursuant to Section 9 hereof shall not be deemed a redemption.  The Issuer shall not be required to make mandatory redemption payments with respect to the Notes.

SECTION 9.  Repurchase at Option of Holder.  Upon the occurrence of a Change of Control, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Issuer is, subject to certain conditions and exceptions, obligated to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

SECTION 10.  Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer and the Registrar are not required to transfer or exchange any Note selected for redemption.  Also, the Issuer and the Registrar are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

SECTION 11.  Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

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SECTION 12.  Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, the Security Documents, Intercreditor Agreement and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture, the Security Documents, Intercreditor Agreement and the Notes to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, provide for uncertificated Notes in addition to certificated Notes, comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act, or make any change that does not materially adversely affect the rights of any Holder of a Note.

SECTION 13.  Defaults and Remedies.  If a Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of a Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture, the Security Documents, Intercreditor Agreement or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee or Noteholder Collateral Agent in its exercise of any trust or power.  The Trustee and Noteholder Collateral Agent may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest including an accelerated payment or the failure to make a payment on the Change of Control Payment Date or the Net Proceeds Payment Date pursuant to a Net Proceeds Offer or a Default in complying with the provisions of Article Five of the Indenture) if they determine that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, or the principal of, or the premium on, the Notes.

SECTION 14.  Restrictive Covenants.  The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates.  The limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.

SECTION 15.  No Recourse Against Others.  No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer under the Notes or the Indenture, or of any Guarantor under its Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and

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releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 16.  Note Guarantees.  This Note will be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders.  Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 17.  Trustee Dealings with the Issuer.  Subject to certain terms, the Trustee or Noteholder Collateral Agent under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, their Subsidiaries or their respective Affiliates as if it were not the Trustee or Noteholder Collateral Agent.

SECTION 18.  Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 19.  Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 20.  Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes.  Pursuant to, but subject to the exceptions in, the Registration Rights Agreement, the Issuer and the Guarantors will be obligated to use their commercially reasonable efforts to consummate an exchange offer pursuant to which the Holder of this Note shall have the right to exchange this Note for a 11.75% Senior Secured Note due 2013 of the Issuer which shall have been registered under the Securities Act, in like principal amount and having terms identical in all material respects to this Note (except that such note shall not be entitled to Additional Interest and shall not contain terms with respect to transfer restrictions).  The Holders shall be entitled to receive certain Additional Interest in the event such exchange offer is not consummated or the Notes are not offered for resale and upon certain other conditions, all pursuant to and in accordance with the terms of the Registration Rights Agreement.2

SECTION 21.  CUSIP and ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 22.  Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 23.  Senior Indebtedness.  The Issuer hereby designates the obligations with respect to the Notes, Note Guarantees and the other Note Documents as senior Indebtedness which is senior in right of payment in full in cash to any subordinated Indebtedness of the Issuer or any Guarantor. The Issuer further designate the obligations with respect to the Notes, Note Guarantees and the other Note Documents as Designated Senior Debt (as defined in the 9% Notes Indenture) for all purposes of the 9% Notes Indenture, the notes and note guarantees issued thereunder and related documents thereto.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

[2]	This Section not to appear on Exchange Notes or Private Exchange Notes or Additional Notes unless required by the terms of such Additional Notes.

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ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint _______________________________________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Dated: _________________	Signed: __________________________________ (Sign exactly as name appears on the other side of this Note)

Signature Guarantee:	___________________________________________ Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

In connection with any transfer of this Note occurring prior to the date which is the date following the expiration of the applicable holding period set forth in Rule 144(d) of the Securities Act of this Note, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and is making the transfer pursuant to one of the following:

[Check One]

(1) ___                             to the Issuer or a subsidiary thereof; or

(2) ___to a person who the transferor reasonably believes is a “qualified institutional buyer” pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(3) ___to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Trustee); or

(4) ___outside the United States to a non-“U.S. person” as defined in Rule 902 of Regulation S under the Securities Act in compliance with Rule 904 of Regulation S under the Securities Act; or

(5) ___pursuant to the exemption from registration provided by Rule 144 under the Securities Act or pursuant to another exemption available under the Securities Act; or

(6) ___pursuant to an effective registration statement under the Securities Act.

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act (an “Affiliate”):

☐           The transferee is an Affiliate of the Issuer.

Unless one of the foregoing items (1) through (6) is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (3), (4) or (5) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing items (1) through (6) are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated:	Signed:

(Sign exactly as name appears on the other

side of this Note)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE:	To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of the Indenture, check the appropriate box:

Section 4.09 [      ]                                           Section 4.13 [       ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of the Indenture, state the amount (in denominations of $1,000 and integral multiples thereof):  $___________

Dated: _________________	Signed: _________________________ (Sign exactly as name appears on the other side of this Note)

Signature Guarantee:	_______________________________________ Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

--

--

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE3

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[3]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF LEGENDS

Each Global Note and Physical Note that constitutes a Restricted Security shall bear the following legend (the “Private Placement Legend”) on the face thereof until the expiration of the applicable holding period with respect thereto set forth in Rule 144(d) of the Securities Act, unless otherwise agreed by the Issuer and the Holder thereof or if such legend is no longer required by Section 2.16(g) of the Indenture:

This note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933 (the “Securities Act”), and this note may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom. each purchaser of this note is hereby notified that the seller of this note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

The holder of this note agrees for the benefit of the Issuer and the Guarantors that (a) this note may be offered, resold, pledged or otherwise transferred, only (i) in the United States to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of rule 144A, (ii) outside the United States in an offshore transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the securities act provided by Rule 144 thereunder (if available) or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States, and (b) the holder will, and each subsequent holder is required to, notify any purchaser of this note from it of the resale restrictions referred to in (a) above.

Each Global Note authenticated and delivered hereunder shall also bear the following legend:

This note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a depository or a nominee of a depository or a successor depository.  This note is not exchangeable for notes registered in the name of a person other than the depository or its nominee except in the limited circumstances described in the indenture, and no transfer of this note (other than a transfer of this note as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository) may be registered except in the limited circumstances described in the Indenture.

1

B-1

Unless this certificate is presented by an authorized representative of the Depository Trust Company, a New York Corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Transfers of this Global Note shall be limited to transfers in whole, but not in part, to nominees of Cede & Co. or to a successor thereof or such successor’s nominee and transfers of portions of this Global Note shall be limited to transfers made in accordance with the restrictions set forth in Section 2.16 of the Indenture.

Each Temporary Regulation S Global Note shall also bear the following legend:

This note (or its predecessor) was originally issued in a transaction originally exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred in the united states or to, or for the account or benefit of, any u.s. person except pursuant to an available exemption from the registration requirements of the securities act and all applicable state securities laws. terms used above have the meanings given to them in Regulation S under the Securities Act.

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EXHIBIT C

Form of Certificate To Be

Delivered in Connection with

Transfers to Non-QIB Institutional Accredited Investors

[                  ], [     ]

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292
T:  (651) 495-3918
F:  (651) 495-8097
Attention:  Corporate Trust Department
Ladies and Gentlemen:

In connection with our proposed purchase of 11.75% Senior Secured Notes due 2013 (the “Notes”) of PLY GEM INDUSTRIES, INC., a Delaware corporation (the “Issuer”), we confirm that:

1.           We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes (the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws.

2.           We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes may not be offered, sold, pledged or otherwise transferred except as permitted in the following sentence.  We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell, offer, pledge or otherwise transfer any Notes, we will do so only (i) to the Issuer or any of its subsidiaries, (ii) inside the United States in a transaction meeting the requirements of Rule 144A under the Securities Act to a person who we reasonably believe to be a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (iii) inside the United States to an institutional “accredited investor” (as defined below) that is purchasing at least $250,000 of Notes for its own account or for the account of an institutional accredited investor and who, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture) a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Trustee), (iv) outside the United States to a person that is not a U.S. person (as defined in Rule 902 under the Securities Act) in accordance with Regulation S promulgated under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or another available exemption under the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

3.           We are not acquiring the Notes for or on behalf of, and will not transfer the Notes to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended) or plan (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended), except as permitted in the section entitled “Notice to Investors” of the Offering Circular.

4.           We understand that, on any proposed resale of any Notes, we will be required to furnish to the Trustee and the Issuer such certification, legal opinions and other information as the Trustee and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions.  We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

5.           We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.

6.           We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferee]

By:

Name:

Title:

EXHIBIT D

Form of Certificate To Be Delivered
in Connection with Transfers
      Pursuant to Regulation S

[                ], [     ]

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292

T:  (651) 495-3918

F:  (651) 495-8097

Attention:  [Corporate Trust Department]

Re:	Ply Gem Industries, Inc. (the “Issuer”)

11.75% Senior Secured Notes due 2013 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)           the offer of the Notes was not made to a person in the United States;

(2)           either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)           we have advised the transferee of the transfer restrictions applicable to the Notes.

D-1

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signatory

D-2

EXHIBIT E

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS OF TEMPORARY REGULATION S GLOBAL NOTE

___________________,_______

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107-2292

T:  (651) 495-3918

F:  (651) 495-8097

Attention:  [Corporate Trust Department]

Re:	Ply Gem Industries, Inc. (the “Issuer”)

11.75% Senior Secured Notes due 2013 (the “Notes”)

Dear Sirs:

This letter relates to U.S. $ ______________ principal amount of Notes represented by a certificate (the “Legended Certificate”) which bears a legend outlining restrictions upon transfer of such Legended Certificate.  Pursuant to Section 2.16(c) of the Indenture (the “Indenture”) dated as of June 9, 2008 relating to the Notes, we hereby certify that we are (or we will hold such securities on behalf of) a person outside the United States (or to an Initial Purchaser (as defined in the Indenture)) to whom the Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

You, as Trustee, the Issuer, counsel for the Issuer and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:

Authorized Signature

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EXHIBIT F

NOTE GUARANTEE

For value received, each of the undersigned (including any successor Person under the Indenture) hereby unconditionally guarantees, jointly and severally, to the extent set forth in the Indenture (as defined below) to the Holder of this Note the payment of principal, premium, if any, and interest on this Note in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note when due, if lawful, and, to the extent permitted by law, the payment or performance of all other obligations of the Issuer under the Indenture or the Notes or other Note Documents, to the Holder of this Note and the Trustee and other Noteholder Secured Parties, all in accordance with and subject to the terms and limitations of this Note, the Indenture, including Article Eleven thereof, and this Note Guarantee.  This Note Guarantee will become effective in accordance with Article Eleven of the Indenture and its terms shall be evidenced therein.  The validity and enforceability of any Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of June 9, 2008, among Ply Gem Industries, Inc., a Delaware corporation (the “Issuer”), the Guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as amended or supplemented (the “Indenture”).

The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Note Guarantee and the Indenture are expressly set forth in Article Eleven of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee and all of the other provisions of the Indenture to which this Note Guarantee relates.

No director, officer, employee, incorporator, stockholder, member or manager of any Guarantor, as such, shall have any liability for any obligations of such Guarantors under such Guarantors’ Note Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligation or its creation.

This Note Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

Each Guarantor hereby designates the obligations with respect to the Notes, Note Guarantees and the other Note Documents as senior Indebtedness which is senior in right of payment in full to any subordinated Indebtedness of the Issuer or any Guarantor.  Each Guarantor further designates the obligations with respect to the Notes, Note Guarantees and the other Note Documents as Designated Senior Debt (as defined in the 9% Notes Indenture) for all purposes of the 9% Notes Indenture, the notes and note guarantees issued thereunder and related documents thereto.

This Note Guarantee is subject to release upon the terms set forth in the Indenture.

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IN WITNESS WHEREOF, each Guarantor has caused its Note Guarantee to be duly executed.

Date:

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By:

Name:

Title:

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Schedule I

Permitted Liens

None.